Exhibit 4.2

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF ANY SECURITY ISSUED PURSUANT TO THE TERMS HEREOF MUST NOT TRADE THE SECURITY BEFORE
THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE ISSUANCE DATE OF SUCH SECURITY

CREDIT AGREEMENT

Between

INTEGRA RESOURCES CORP.

as Borrower

and

INTEGRA RESOURCES HOLDINGS CANADA INC.

INTEGRA HOLDINGS U.S. INC.

DELAMAR MINING COMPANY

as Guarantors

and

BEEDIE INVESTMENTS LTD.

as Lender

Dated as of July 28, 2022

Exhibit 4.2

- ii -

Exhibit 4.2

THIS CREDIT AGREEMENT is made as of the 28 day of July, 2022

BETWEEN:

INTEGRA RESOURCES CORP., a British Columbia corporation, as borrower

(the "Borrower")

AND:

INTEGRA RESOURCES HOLDINGS CANADA INC., a British Columbia corporation, as guarantor

("Integra Holdings Canada")

AND:

INTEGRA HOLDINGS U.S. INC., a Nevada corporation, as guarantor

("Integra Holdings US")

AND:

DELAMAR MINING COMPANY, an Oregon corporation, as guarantor

("DeLamar")

AND:

BEEDIE INVESTMENTS LTD., as lender

(the "Lender")

WHEREAS:

A. The Borrower has requested that a non-revolving term convertible loan of up to the principal amount of $20,000,000 be made available to the Borrower by the Lender; and

B. The Lender has agreed to provide the requested loan to the Borrower subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE 1
DEFINED TERMS

1.1 Defined Terms

In this Agreement:

"Account" is, as to any Person, any "account" of such Person as "account" is defined in the PPSA with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in: (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person; (b) the acquisition of a controlling interest of the capital stock, partnership interests, membership interests or equity of any Person; or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Loan Party), provided that the Borrower or a Person that is or will become a Loan Party is the surviving entity.

"Advance" means an advance by the Lender under the Loan, including the Initial Advance on the Closing Date and any Subsequent Advance.

"Affiliate" of a Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the first Person, and for purposes of this definition, "control" (including with correlative meanings the terms "controlled by" and "under common control with") means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or by contract or otherwise.

"Agreement", "hereof", "herein", "hereto", "hereunder" or similar expressions mean this Agreement, as amended, supplemented, restated and replaced from time to time.

"Anti-Corruption Laws" means all laws, rules and regulations of any jurisdiction applicable to any Loan Party or any Affiliate thereof from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act, a statute promulgated under the laws of the United States of America, the Corruption of Foreign Public Officials Act (Canada), and any enabling legislation or executive order related thereto.

"Applicable Laws" means, in relation to any Person, transaction or event:

(a) all applicable federal, state, provincial, local, municipal, foreign and international rules of common law, civil law and equity, and all applicable provisions of laws, statutes, acts, codes, treaties, by-laws, rules, policies and regulations of any Governmental Authority in effect from time to time having force of law; and

(b) all judgments, orders, awards, decrees, official directives, writs and injunctions all having force of law from time to time in effect of any Governmental Authority in an action, proceeding or matter in which the Person is a party or by which it or its property is bound or having application to the transaction or event.

"Applicable Securities Legislation" means all applicable securities laws of each of the Reporting Jurisdictions and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in any of the Reporting Jurisdictions.

"Approved Budget" is defined in Section 8.2(c).

"Arm's Length" has the meaning attributed thereto in the Income Tax Act (Canada).

"Authorization" means any authorization, consent, approval, resolution, licence, permit, concession, exemption, filing, notarization or registration.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended.

"Borrower" means Integra Resources Corp., a corporation existing under the laws of the Province of British Columbia, and its successors and permitted assigns.

"Borrower's Auditors" means, at any time, a firm of chartered accountants duly appointed as auditors of the Borrower.

"Business Day" means a day of the year, other than Saturday or Sunday or statutory holiday, on which banks are open for business in Vancouver, British Columbia and Toronto, Ontario.

"Canadian Dollars", "Cdn Dollars" and "Cdn $" means lawful money of Canada.

"Canadian Loan Parties" means all Loan Parties now or hereafter subsisting under federal or provincial laws of Canada.

"Capital Lease" means any lease, licence or similar transaction determined as a capital lease consistent with IFRS.

"Cash Equivalents" means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or by the government of Canada or any province thereof, in each case, having maturities of not more than one year from the date of acquisition, (ii) any readily-marketable direct obligations issued by any other agency of the Canadian or United States federal government, any state of the United States, any political subdivision thereof or any public instrumentality thereof, or any province or territory of Canada, any political subdivision thereof or any public instrumentality thereof, in each case having a rating of at least "A-1" from S&P or "P-1" by Moody's; (iii) any commercial paper rated at least "A-1" by S&P or "P-1" by Moody's and issued by any Person organized under the laws of any state of the United States of America or Canada; (iv) time deposits, certificates of deposit, money market deposits of, and bankers' acceptances and commercial papers issued by, any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of U.S.$500,000,000 or of any Canadian chartered bank, in each case, with maturities of not more than one year from the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities or instruments of the types described in clauses (i) and (ii) above, (vi) marketable and freely tradeable securities evidencing direct obligations of corporations, hospitals, municipal boards or school boards having, at the date of acquisition, a rating from DBRS of A, from Moody's of A 2 or from S&P of A, in each case maturing within 180 days from the date of acquisition thereof, and (vii) deposits in bank accounts made in the ordinary course of business and otherwise permitted hereunder.

"Change of Control" means, unless waived by the Lender in writing, the occurrence of any the following events or circumstances:

(a) any Person (or group of Persons, acting in concert, as contemplated by the Securities Act and as interpreted by Applicable Law) acquires, whether by way of merger, acquisition, share exchange, reorganization, plan of arrangement or any other transaction or series of transactions, Voting Shares of the Borrower or securities convertible into or exchangeable for Voting Shares of the Borrower or the right to acquire Voting Shares of the Borrower representing, after such acquisition and after giving effect to such conversion or exchange or exercise of such right, more than 35% of the Voting Shares of the Borrower;

(a) an arm's length sale, lease, transfer, exclusive license or other disposition of all or a substantially all of the assets or business of any Loan Party;

(b) any Subsidiary of any Loan Party ceases to be wholly owned, directly or indirectly, by the Borrower; or

(c) any other change of Control of any Loan Party as it exists as of the Effective Date.

"Closing Date" means the date of the Initial Advance under the Loan.

"Collateral" means the Property charged or intended to be charged by the Security and any other Property, whether real or personal, tangible or intangible, now existing or hereafter acquired by the Loan Parties that may at any time be or become subject to the Security.

"Collateral Account" means any deposit account, securities account, investment account or commodity account maintained by any US Loan Party in the United States.

"Commitment Fee" is defined in Section 4.4.

"Common Shares" means the common shares in the capital of the Borrower and "Common Share" means any one of them.

"Compliance Certificate" means a compliance certificate in the form attached as Schedule B.

"Constating Documents" means, with respect to a corporation, its articles of incorporation, amalgamation or continuance or other similar document and its by-laws or articles and with respect to a partnership, its partnership agreement and its certificate of registration, or other similar document and with respect to a trust or a fund, its declaration of trust and its certificate of registration if applicable, or other similar document and with respect to any other Person which is an artificial body the organization and governance documents of such Person, all as amended from time to time.

"Contract" means agreements, supplier agreements, franchises or leases entered into with or licenses, privileges and other rights acquired from any Person.

"Control" or "Controlled" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether directly or indirectly, or to elect a majority of the board of managers, board of directors, managing partner, trustee or other Person performing similar functions with respect to such Person, whether through the ownership of voting securities, ownership interests, or by contract or otherwise.

"Control Agreement" means a control agreement on terms satisfactory to the Lender in its sole reasonable discretion entered into among (a) the depository institution in the United States in which the Borrower or any of its Subsidiaries maintains a deposit account or the securities intermediary for commodity intermediary at which the Borrower or any of its Subsidiaries maintains a securities account or a commodity account, (b) the Borrower or such Subsidiary, as applicable, and (c) the Lender pursuant to which the Lender obtains control (within the meaning of the UCC) over such deposit account, securities account or commodity account, in each case located in the United States.

"Conversion" means conversion, in whole or in part, of the outstanding principal amount of any Advance to Common Shares of the Borrower as contemplated in Section 2.5 hereof.

"Conversion Amount" is defined in Section 2.5.1.

"Conversion Date" is defined in Section 2.5.1.

"Conversion Price" means the Initial Advance Conversion Price or a Subsequent Advance Conversion Price, as applicable.

"Conversion Shares" means the Common Shares of the Borrower issuable to the Lender upon conversion of all or part of the outstanding principal amount of any Advance pursuant to Section 2.5 hereof.

"Convertible Security" means a security of the Borrower that is convertible or exercisable into or exchangeable for Common Shares.

"Corporate Guarantors" means all Subsidiaries of the Borrower or of any other Loan Party now or hereafter existing and each other Person that executes and delivers to the Lender a Loan Party Guarantee of the Obligations and "Corporate Guarantor" means any one of them.  As of the Closing Date, the Corporate Guarantors are:

Integra Holdings Canada,

Integra Holdings US, and

DeLamar.

"Default" means an event or circumstance which, but for the requirement of the giving of notice, lapse of time, or both would, constitute an "Event of Default".

"Default Rate" is defined in Section 4.2.

"DeLamar" means DeLamar Mining Company, a corporation existing under the laws of the State of Oregon, and its successors and permitted assigns.

"DeLamar Project" means the DeLamar gold mining project owned by DeLamar, consisting of 790 unpatented lode, placer, and millsite claims, and 16 tax parcels comprised of patented mining claims, as well as certain leasehold and easement interests, that cover  approximately 8,673 hectares (21,431 acres) in southwestern Idaho, about 80km (50 miles) southwest of Boise, as more particularly described on Schedule A hereto.

"Disclosure Record" means all information circulars, prospectuses (including preliminary prospectuses), annual information forms, offering memoranda, Financial Statements, material change reports and news releases publicly filed by the Borrower with the Exchange and all securities regulatory authorities in each Reporting Jurisdiction during the 12 months preceding the Closing Date.

"Disqualified Stock" means, with respect to any Person, any Shares issued by such Person and which are by their terms or pursuant to any contract, agreement or arrangement:

(a) redeemable, retractable, payable or required to be purchased or otherwise retired or extinguished, or convertible into debt of such Person: (i) at a fixed or determinable date; (ii) at the option of any holder thereof; or (iii) upon the occurrence of a condition not solely within the control and discretion of such Person, in each case at any date that is earlier than 180 days after the Maturity Date; or

(b) convertible into any other Shares described in (a) above.

"Distribution" means:

(a) any amount paid to shareholders, partners, unitholders or other holders of Equity Securities of the Loan Parties, or to any Related Party thereto, by way of salary, bonus, royalty, commission, management fees, cost and expense reimbursements, directors' fees, managers' fees, loans, dividends, redemption of shares, or distribution of profits, interest on or repayment of Subordinated Obligations or otherwise and whether payments are made to Persons in their capacity as shareholders, partners, unitholders, directors, managers, officers, employees, owner or creditors of the Loan Parties or otherwise, or any other direct or indirect payment in respect of the earnings or capital of the Loan Parties; provided however that the following shall not be considered Distributions: payment of (i) guaranteed payments, salaries, bonuses (excluding extraordinary non budgeted bonuses) and commissions from time to time to bona fide employees of the Loan Parties in the ordinary course of business as determined in good faith by the board of directors of such Loan Party; and (ii) reasonable and documented out of pocket expense reimbursements for employees, officers, directors, managers, agents, contractors or consultants of the Loan Parties in the ordinary course of business;

(b) any repurchase, retraction or redemption of Equity Securities for cash or Property including, without limitation, any Share and stock repurchases, retractions or redemptions resulting from any issuer bid of the Borrower and its Subsidiaries;

(c) any payment or repayment by a Person of any amount of any principal, interest, fees, bonuses or other amounts in respect of any Subordinated Obligation (unless permitted by the terms of any related subordination agreement or postponement agreement with the Lender) or in respect of any Funded Debt (subject to the remainder of this definition) or other indebtedness owed to a holder of Shares of such Person or to any Affiliate or other Related Party of such Person or holder of Shares or such Person;

(d) any loan or advance (including by way of set off against debt owed by the recipient of such loan or advance) that is made by a Person to or in favour of a holder of Shares in such Person or to an Affiliate or other Related Party of such Person or a holder of Shares of such Person except to the extent to which any such loan or advance is immediately used to subscribe for Shares of such Person; or

(e) the transfer by a Person of any of its property or assets for consideration of less than fair market value thereof, to any holder of Shares of such Person or to an Affiliate or other Related Party of such Person or a holder of Shares of such Person.

"Dollars", "US Dollars" or "$" means the lawful money of the United States.

"Effective Date" means July 28, 2022, being the date that this Agreement was signed and delivered by each of the parties hereto and became effective.

"Encumbrance" means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, title retention, consignment, lease, hypothecation, security interest or other security agreement or trust, right of set off or other arrangement having the effect of security for the payment of any debt, liability or obligation, and "Encumbrances", "Encumbrancer", "Encumber" and "Encumbered" shall have corresponding meanings.

"Environmental Laws" means all federal, provincial, state, municipal, national, county, local and other laws, statutes, codes, ordinances, by laws, rules, regulations, policies, guidelines, certificates, approvals, permits, consents, directions, standards, judgments, orders and other Authorizations, as well as common law, civil law and other jurisprudence or authority, in each case, domestic or foreign, having the force of law at any time relating in whole or in part to any Environmental Matters and any permit, order, direction, certificate, approval, consent, registration, licence or other Authorization of any kind held or required to be held in connection with any Environmental Matters.

"Environmental Matters" means:

(a) any condition or substance, heat, energy, sound, vibration, radiation or odour that may affect any component of the earth and its surrounding atmosphere or affect human health or any plant, animal or other living organism;

(b) any waste, toxic substance, contaminant, pollution or dangerous good or the deposit, release or discharge of any thereof into any component of the earth and its surrounding atmosphere; and

(c) the protection and conservation of any component of the earth and its surrounding atmosphere, human health or any plant, animal or other living organism.

"Equity Securities" means Shares or any other equity interests conferring the right to purchase Shares or securities convertible into, or exercisable or exchangeable for (with or without additional consideration), Shares.

"Equivalent Amount" means, in relation to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the applicable Exchange Rate at the time of such determination.

"ERISA" means Title IV of the Employee Retirement Income Security Act of 1974.

"Event of Default" has the meaning defined in Section 9.1.

"Exchange" means the TSX Venture Exchange or the Toronto Stock Exchange or the NYSE American or the New York Stock Exchange, or such other stock exchange on which the Common Shares of the Borrower are then listed and which forms the primary trading market for such Common Shares, provided that Exchange shall not include the Canadian Securities Exchange, the NEO Exchange, the NEX board of the TSX Venture Exchange, or any other Canadian or US stock exchange of similar stature, or any stock exchange not located in Canada or the United States, unless consented to in writing by the Lender, such consent not to be unreasonably withheld.

"Exchange Rate" means in connection with any amount of US Dollars or Cdn. Dollars or other currency to be converted into another currency pursuant to this Agreement for any reason, or vice versa, means the spot rate of exchange for converting US Dollars or Cdn. Dollars into such other currency or vice versa, as the case may be, quoted by Bank of Canada as its offering rate for wholesale transactions at approximately the close of business on the applicable date.

"Exercise Notice" is defined in Section 8.6.1(f).

"Existing Royalty Agreements" means those agreements associated with the DeLamar Project that are listed in Schedule 7.1(k) under the heading "Existing Royalty Agreements".

"Financial Statements" means the consolidated financial statements of the Borrower and its Subsidiaries described in Sections 8.1(b) and (e) hereof as at a specified date and for the period then ended and shall include a balance sheet, statement of income and retained earnings, statement of cash flows, together with comparative figures in each case (where a comparative period on an earlier statement exists), all prepared, maintained and stated on a consolidated basis in accordance with IFRS applied consistently.

"First Ranking Security Interest" in respect of any Collateral means the security interest and charge held by the Lender in such Collateral which is registered as required under this Agreement to record and perfect the security interests and charges contained therein, provided that such Collateral is not subject to any other Encumbrances except Permitted Encumbrances, and provided further that such security interests and charges in such Collateral held by the Lender rank in priority to any such Permitted Encumbrances except those which may have priority in accordance with Applicable Law.

"Fiscal Quarter" means the three-month period commencing on the first day of each Fiscal Year and each successive three-month period thereafter during such Fiscal Year.

"Fiscal Year" means the fiscal year of the Borrower, which shall commence on January 1  of each year and end on December 31 of each year, unless Borrower's Board of Directors establishes an alternative fiscal year with the written consent of the Lender, such consent not to be unreasonably withheld.

"Funded Debt" means, with respect to any Person, obligations of such Person that are considered to constitute debt in accordance with IFRS and shall include without limitation:

(a) money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(b) bankers' acceptances and similar instruments;

(c) letters of credit, letters of guarantee and surety bonds issued at the request of such Person;

(d) all hedging obligations and any other amounts owed under any Hedging Transaction upon termination of such hedge agreements, including without limitation net settlement amounts payable upon maturity and termination payments payable upon termination or early termination, which are not paid when due;

(e) indebtedness secured by any Encumbrance existing on Property of such Person, whether or not the indebtedness secured thereby shall have been assumed;

(f) all obligations (whether or not with respect to the borrowing of money) that are evidenced by bonds, debentures, notes or other similar instruments, or that are not so evidenced but that would be considered by IFRS to be indebtedness for borrowed money;

(g) Disqualified Stock;

(h) all royalty obligations (whether or not with respect to the borrowing of money);

(i) all obligations as lessee under sale and lease back transactions and Capital Leases;

(j) all Purchase Money Obligations of such Person; and

(k) any guarantee or indemnity (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in items (a) through (j) above.

"Governmental Authority" means:

(a) any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances;

(b) any Person acting within and under the authority of any of the foregoing or under a statute, rule or regulation thereof; and

(c) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

"Guarantee" means any guarantee or indemnity (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of a Funded Debt obligation.

"Hazardous Materials" has the meaning attributed to such term in Section 7.1(ll).

"Hedging Transactions" means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement and its related schedules, in each case for the purpose of hedging exposure to fluctuations in interest or exchange rates, or loan, credit exchange, security or currency valuations.

"IFRS" means, with respect to the Borrower, International Financial Reporting Standards issued by the International Accounting Standards Board.

"Initial Advance" is defined in Section 2.1.

"Initial Advance Conversion Price" means the lesser of CDN$1.22 and a 44% premium on the price per Common Share issued pursuant to the Minimum Equity Financing, as adjusted from time to time in accordance with Section 2.5 of this Agreement.

"Initial Advance Forced Conversion Notice" is defined in Section 2.5.

"Initial Advance Forced Conversion Termination" is defined in Section 2.5.

"Initial Advance Forced Conversion Trigger" is defined in Section 2.5.

"Initial Advance Security" is defined in Section 5.1.

"Initial Advance Subscription Price" is defined in Section 2.5.

"Insolvency Proceeding" means any proceeding commenced by or against any Person or entity under any provision of the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada), each as amended, or under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law of any jurisdiction, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"Integra Holdings Canada" means Integra Resources Holdings Canada Inc., a corporation existing under the laws of the Province of British Columbia, and its successors and permitted assigns.

"Integra Holdings US" means Integra Holdings U.S. Inc., a corporation existing under the laws of the State of Nevada, and its successors and permitted assigns.

"Interest Payment Date" means the last day of March, June, September and December in each calendar year.

"Investment" means, as applied to any Person (the "investor"), any direct or indirect:

(a) purchase or other acquisition by the investor of Equity Securities of any other Person or any beneficial interest therein;

(b) purchase of any assets from any Person;

(c) purchase or other acquisition by the investor of bonds, notes, debentures or other debt securities of any other Person or any beneficial interest therein;

(d) loan, advance or extension of credit to any other Person, other than (i) advances to employees for expenses incurred in the ordinary course of business, and (ii) accounts receivable arising from sales or services rendered to such other Person in the ordinary course of business;

(e) capital contribution by the investor to any other Person; and

(f) other investment in any Person;

provided that an Acquisition shall not constitute an Investment; and "Invest" and "Invested" shall be construed accordingly.

"Knowledge" means, with respect to Borrower, the knowledge of a Responsible Officer after reasonable enquiry.

"Lender" means Beedie Investments Ltd., and its successors and permitted assigns.

"Loan" is defined in Section 2.1.

"Loan Documents" means this Agreement, the Security and all other documents now or hereafter delivered by a Loan Party pursuant to or in connection with this Agreement.

"Loan Limit" is defined in Section 2.1.

"Loan Parties" means, collectively, the Borrower and the Corporate Guarantors and "Loan Party" means any one of them.

"Loan Party Guarantee" means a guarantee of the Obligations executed and delivered by a Loan Party in form and substance satisfactory to the Lender.

"Make Whole Fee" is defined in Section 3.2.

"Market Price" has the meaning ascribed thereto under the applicable rules and policies of the Exchange.

"Material Adverse Effect" means any such matter, event or circumstance that individually or in the aggregate could, in the reasonable opinion of the Lender, be expected to have a material adverse effect on:

(a) the business, financial condition, operations, property, assets, or undertaking of the Loan Parties taken as a whole;

(b) the ability of the Loan Parties to continue to advance and develop the DeLamar Project towards construction and production;

(c) the ability of the Loan Parties taken as a whole to pay and perform the Obligations in accordance with this Agreement or any other Loan Document;

(d) the validity or enforceability of this Agreement or any other Loan Document; or

(e) the priority ranking of any of the Encumbrances granted by the Security or the rights or remedies intended or purported to be granted to the Lender under or pursuant to the Security, other than Encumbrances that the Lender in its reasonable discretion, considers immaterial or duplicative.

"Material Contract" means, with respect to any Loan Party, any contract instrument or other agreement (including all Project Documents) which (i) is prudent or necessary for the continuing development of the DeLamar Project and (ii) contains terms and conditions which, if amended or, upon breach, termination, non renewal or non performance, could reasonably be expected to have a Material Adverse Effect, as of the date hereof, as more particularly described on Schedule 7.1(o) hereto.

"Maturity Date" means the date that is 36 months following the Closing Date, provided that the Maturity Date shall be extended for an additional 12 months to 48 months following the Closing Date if each of the following conditions are satisfied to the satisfaction of the Lender, acting reasonably, by no later than 36 months following the Closing Date:

(a) written confirmation from the Bureau of Land Management satisfactory to the Lender stating that the Plan of Operations has been deemed complete; and

(b) no Default or Event of Default shall have occurred and be continuing at the time.

"Minimum Equity Financing" means an equity financing to be completed by the Borrower as a condition to the Initial Advance consisting of Common Shares of the Borrower to be completed at prevailing market price and without warrants for a gross amount not less than US $5,000,000 which shall include an amount invested by the Lender or one of its Affiliates of not less than US $1,000,000.

"Model" means a life of mine and financial model (including pre-feasibility study model and internal model) to be prepared by the Borrower in respect of the DeLamar Project (based on and incorporating the terms of the DeLamar Project mining plan dated March 22, 2022 prepared by RESPEC), in a form and substance satisfactory to the Lender, acting reasonably, as delivered to and accepted by the Lender prior to the Initial Advance, as updated by the Borrower and approved by the Lender from time to time, acting reasonably, as required or contemplated herein.  All references to the Model herein shall be to the most recent Model, as approved by the Lender.

"Obligations" means all of the present and future indebtedness, liabilities and obligations, direct or indirect, absolute or contingent, matured or unmatured of the Loan Parties, and each of them, to the Lender, under, pursuant to or in connection with this Agreement, the Loan and the other Loan Documents, including without limitation all principal (including interest added to principal), interest (including interest at the Default Rate), fees, indemnities, costs and expenses owing hereunder and thereunder, and including specifically the Make Whole Fee, the Prepayment Fee and Standby Fees, as applicable.

"Permitted Distributions" means:

(a) distributions made in respect of the employee share ownership plan of the Borrower to officers and employees of the Borrower in the ordinary course as compensation for their employment and consistent with their employment agreements and the Borrower's governance policies; and

(b) advances or other distributions from a Loan Party to another Loan Party provided that both such Loan Parties have provided Security to the Lender creating a valid First Ranking Security Interest all of their respective Property.

"Permitted Encumbrances" means, with respect to any Person, the following:

(a) Encumbrances for taxes, rates, assessments or other governmental charges or levies not yet due (or if overdue are being contested by such Person diligently and in good faith by appropriate proceedings);

(b) Purchase Money Security Interests and Capital Leases which are Permitted Funded Debt;

(c) inchoate Encumbrances imposed or permitted by laws such as garagemens' liens, carriers' liens, builders' liens, landlords or lessor's liens, materialmens' liens and other liens, privileges or other charges of a similar nature which relate to obligations not due or delinquent or if due or delinquent are being contested by such Person diligently and in good faith by appropriate proceedings;

(d) Encumbrances to secure its assessments or current obligations which are not at the time overdue or otherwise dischargeable by the payment of money, and which are incurred in the ordinary course of its business under workers' compensation laws, unemployment insurance or other social security legislation or similar legislation, provided that such Encumbrances are in amounts commensurate with such current obligations;

(e) Encumbrances arising in connection with workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Encumbrances imposed by ERISA) that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that full provision for the payment of such Encumbrances has been made on the books of the Loan Parties to the extent required by IFRS;

(f) Encumbrances or any rights of distress reserved in or exercisable under any lease or sublease to which it is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease, provided that such rent is not then overdue and it is then in compliance in all material respects with such terms;

(g) the right reserved to or vested in any Governmental Authority by the terms of any mining claim, lease, license, grant or permit or by any statutory or regulatory provision to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(h) any Encumbrance created or assumed by any Loan Party in favour of a public utility or Governmental Authority when required by the utility or Governmental Authority in connection with the operations of such Loan Party, that do not materially detract from the value of the Property encumbered;

(i) any reservations, limitations, provisos and conditions expressed in original grants from any Governmental Authority or the terms of any lease from any Governmental Authority;

(j) in the case of unpatented mining claims, the paramount title of the United States in federal lands and the paramount title of the state in state lands, to the extent applicable;

(k) any applicable state, municipal and other Governmental Authority restrictions affecting the use of land or the nature of any structures which may be erected thereon, any minor encumbrance, such as easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons, rights-of-way for sewers, electric lines, telegraph and telephone lines, oil and natural gas pipelines and other similar purposes, or zoning or other restrictions applicable to the use of real property by any Loan Party, or title reservations, exceptions, rights, defects, encroachments or irregularities, that do not materially detract from the value of the property or impair its use in the operation of the business of any Loan Party;

(l) any Encumbrance on cash in respect of reclamation obligations or other bonding obligations required by Applicable Law or by directive or other requirement of a Governmental Authority;

(m) the Existing Royalty Agreements and any future royalty obligations approved by the Lender in its sole discretion;

(n) Encumbrances over term deposits, accounts and credit balances granted to financial institutions, not to exceed $500,000; and

(o) the Security,

provided that in each case where it is contesting any obligations, taxes or assessments on Collateral as contemplated herein, such Encumbrances shall only be Permitted Encumbrances: (A) if such Person establishes to the satisfaction of the Lender (acting reasonably) a sufficient reserve for, or if requested by the Lender after the Lender (acting reasonably) believe that a determination adverse to such Person could be reasonably expected, deposits with a court of competent jurisdiction or the assessing authority, or to such other Person as is acceptable to the Lender, acting reasonably, sufficient funds or a surety bond, for the total amount claimed to be secured by such Encumbrances, where the application of such reserve, funds or bond would result in their discharge; and (B) for so long as such contestation effectively postpones the enforcement of the rights of the holder thereof.

"Permitted Funded Debt" means, without duplication:

(a) the Obligations;

(b) debt secured by Purchase Money Security Interests or represented by Capital Leases not to exceed in the aggregate $3,000,000, and not to exceed in the aggregate $1,500,000 excluding any office and accommodation lease balances;

(c) Permitted Intercompany Loans;

(d) other Subordinated Obligations not to exceed in the aggregate $500,000;

(e) indebtedness comprised of amounts owed to trade creditors and accruals in the ordinary course of business, which are either not overdue or, if disputed and in that case whether or not overdue, are being contested in good faith by such Loan Party by appropriate proceedings diligently conducted, and provided always that the failure to pay such Indebtedness could not be expected to result in a Material Adverse Effect;

(f) indebtedness associated with all Existing Royalty Agreements and with any future royalty obligations approved by the Lender in its sole discretion;

(g) any indebtedness in respect of reclamation or other bonding obligations required by Applicable Law; and

(h) other unsecured indebtedness not to exceed $500,000.

"Permitted Intercompany Loan" means a loan made by any Loan Party to another Loan Party, provided that the Lender holds a First Ranking Security Interest in all personal property of both such Loan Parties.

"Permitted Investments" means:

(a) Investments existing on the Effective Date;

(b) Investments by one Loan Party in another Loan Party provided that both such Loan Parties shall have granted Security in favour of the Lender creating a First Ranking Security Interest in all of their respective Property;

(c) Investments consisting of cash and Cash Equivalents;

(d) extensions of credit which constitute trade receivables in the ordinary course of business; and

(e) other Investments, including joint ventures, provided that the Investments made or permitted in reliance of this clause (g) shall not exceed $500,000 in any Test Period in the aggregate.

"Permitted Transfer" means the conveyance, sale, lease, licensing, transfer or disposition by Borrower or any Subsidiary of:

(a) inventory in the ordinary course of business;

(b) worn-out, surplus, or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower;

(c) other assets of Borrower and its Subsidiaries that do not in the aggregate exceed $500,000 during any Test Period; and

(d) other transfers or dispositions expressly authorized in this Agreement.

"Person" means any individual, sole proprietorship, corporation, company, partnership, unincorporated association, association, institution, entity, party, trust, joint venture, estate or other judicial entity or any governmental body.

"Plan of Operations" means a plan of operations in respect of the DeLamar Project in a form and substance satisfactory to the Lender, acting reasonably, as delivered to and accepted by the Lender, as updated by the Borrower and approved by the Lender from time to time, acting reasonably, as required or contemplated herein.  All references to the Plan of Operations herein shall be the most recent Plan of Operations, as approved by the Lender.

"Post Initial Advance Security" is defined in Section 5.1.

"PPSA" means the Personal Property Security Act (British Columbia).

"Prepayment Fee" is defined in Section 3.2.

"Project Document" means any agreement, contract, license, permit, instrument, lease, easement or other document which (i) deals with or is related to the development of the DeLamar Project, and (ii) is executed from time to time by or on behalf of or is otherwise made or issued in favour of any Loan Party.

"Property" means, with respect to any Person, all or any portion of its property, assets and undertaking.

"Pre-Emptive Right" means the right of the Lender to purchase the Pre-Emptive Right Securities from the Borrower in accordance with Section 8.6.

"Pre-Emptive Right Closing" means the closing from time to time of the issue of the Pre-Emptive Right Securities under the Pre-Emptive Right.

"Pre-Emptive Right Securities" is defined in Section 8.6.1(a).

"Pre-Emptive Rights Threshold" is defined in Section 8.6.1(a).

"Purchase Money Obligations" means any indebtedness incurred, assumed or owed by any Loan Party as all or part of, or incurred or assumed by any Loan Party to provide funds to pay all or part of the purchase price of any property or assets acquired by any Loan Party provided that none of the Loan Parties or an Affiliate thereof, immediately prior to entering into an agreement for the acquisition of such property or assets, owns or has any interest in, or any entitlement to own, or has any interest in, the property or assets or a portion thereof being so acquired.

"Purchase Money Security Interest" means an Encumbrance created by any Loan Party securing Purchase Money Obligations, provided that: (i) such Encumbrance is created substantially simultaneously with the acquisition of such assets; (ii) such Encumbrance does not at any time encumber any property other than the property financed by such Purchase Money Obligations; (iii) the amount of Purchase Money Obligations secured thereby is not increased subsequent to such acquisition; and (iv) the principal amount of Purchase Money Obligations secured by any such Encumbrance at no time exceeds 100% of the original purchase price of such property at the time it was acquired, and in this definition, the term "acquisition" shall include, without limitation, a Capital Lease, the term "acquire" shall have a corresponding meaning.

"Quarterly Interest Period" means each three month period ending on March 31, June 30, September 30 and December 31 of each year.

"Regulation S" means Regulation S under the U.S. Securities Act.

"Related Party" means, with respect to any Person, an Affiliate of such Person, a shareholder of such Person (if applicable), or a Person related to or not at Arm's Length to such Person or shareholder of such Person, and any company or entity Controlled directly or indirectly by any one or more of any such Persons, and any Person or Persons related to or not at Arm's Length with any such Persons.

"Reporting Jurisdictions" means all of the jurisdictions in Canada in which the Borrower is a "reporting issuer", including as of the Effective Date, all provinces and territories of Canada.

"Required Approvals" means any third party, investor, stockholder or board approvals, consents or waivers of the Borrower or of any Governmental Authority, the Exchange, any regulatory authority or other Person required to:

(a) approve the Loan and the grant of security therefor as contemplated herein;

(b) validly issue Common Shares to the Lender upon any Conversion of the Loan pursuant to Section 2.5; and

(c) waive any pre-emptive rights, rights of first refusal or similar rights in connection with the issuance of Common Shares to the Lender upon any Conversion of the Loan pursuant to Section 2.5.

"RESPEC" means Mine Development Associates, a Division of RESPEC.

"Responsible Officer" means the chief executive officer, the chief financial officer, or the general counsel of the Borrower.

"Section" means the designated section of this Agreement.

"Securities Act" means the Securities Act (British Columbia).

"Security" means the guarantees and security held from time to time by the Lender, securing or intended to secure payment and performance of the Obligations, including without limitation the guarantees and security described in Section 5.1.

"SEDAR" means the System for Electronic Document Analysis and Retrieval.

"Shares" means shares of any class or series, including preferred and common shares, in the capital stock of any corporation or other ownership or equity interest in a corporation, partnership or other Person including without limitation, shares, units or interests which carry a residual right to participate in the earnings of such corporation, partnership or other Person or, upon the liquidation or winding up of such corporation, partnership or other Person, to share in its assets.

"Specified Number" is defined in Section 2.5.1.

"Standby Fee" is defined in Section 4.3.

"Statutory Lien" means a Encumbrance in respect of any property or assets of a Loan Party created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority).

"Subordinated Obligations" means all present and future indebtedness, liabilities and obligations of the Loan Parties that are subordinated and postponed to the Obligations on terms satisfactory to the Lender, acting reasonably.

"Subsequent Advance" means any advance under the Loan following the Initial Advance.

"Subsequent Advance Conversion Price" is defined in Section 2.5.

"Subsequent Advance Forced Conversion Notice" is defined in Section 2.5.

"Subsequent Advance Forced Conversion Termination" is defined in Section 2.5.

"Subsequent Advance Forced Conversion Trigger" is defined in Section 2.5.

"Subsequent Advance Subscription Price" is defined in Section 2.5.

"Subsidiary" means, as to any Person, another Person in which such Person and/or one or more of its Subsidiaries owns or controls, directly or indirectly, sufficient Voting Shares to enable it or them (as a group) to ordinarily elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or trust, if more than a 50% interest in the profits or capital thereof is owned by such Person and/or by or in conjunction with one or more of its Subsidiaries.  Unless the context otherwise clearly requires, any reference herein to a "Subsidiary" is a reference to a Subsidiary of the Borrower.

"Taxes" means all taxes, levies, imposts, stamp taxes, duties, deductions, withholdings and similar impositions payable, levied, collected, withheld or assessed as of the Effective Date or at any time in the future under Applicable Laws, and "Tax" shall have a corresponding meaning.

"Test Period" means any rolling four quarter period.

"Triggering Event" means the issuance of Common Shares and/or Convertible Securities by the Borrower by way of public offering, private placement or rights offering which the Lender and its Affiliates would be capable of participating on a proportionate basis, excluding issuances made in a given calendar year pursuant to any 'at-the-market' offering by the Borrower if and only if the aggregate amount of all such issuances in such calendar year is less than $5,000,000.

"Triggering Even Closing Date" means the date on which a Triggering Event occurs.

"Triggering Event Notice" is defined in Section 8.6.1(e).

"Triggering Event Price" means, in respect of an issue of Common Shares and/or Convertible Securities by the Borrower for cash consideration pursuant to a Triggering Event, the purchase price per Common Share and/or Convertible Security to be paid for such Common Shares and/or Convertible Securities by purchasers other than the Lender and means, in respect of an issue of Common Shares and/or Convertible Securities for consideration other than cash consideration pursuant to a Triggering Event, the price per Common Share and/or Convertible Security, as determined by the Board acting in good faith, that would have been received by the Borrower had such Common Shares and/or Convertible Securities been issued for cash consideration, provided that, such determination of the price per Common Share shall not exceed the 20-day VWAP, unless the Borrower obtains a fairness opinion in respect of such valuation of the Common Shares.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

"United States" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

"Unrestricted Cash" means, at any time in respect of the Loan Parties, cash denominated in Cdn $ or US $ at a bank and credited to a bank account located in Canada or the US in the name of the Person with an account bank satisfactory to the Lender, acting reasonably, and to which the Person is the sole beneficiary thereof, provided that:

(a) such cash is repayable on demand;

(b) the repayment of such cash is not contingent on the prior discharge of any indebtedness of any Person whatsoever or on the satisfaction of any other condition;

(c) there is no Encumbrance over such cash or account (other than Encumbrances in favour of the Lender); and

(d) such cash is freely and immediately available to the Borrower,

and further provided that (i) Unrestricted Cash shall exclude all cash or near cash required or designated for bonding, reclamation or other similar obligations, and (ii) in the case of a deposit bank account located in the US held by a Loan Party, the bank account deposit institution shall have entered into a deposit account control agreement with the Lender on terms satisfactory to the Lender.

"US Loan Parties" means all Loan Parties now or hereafter subsisting under the federal or state laws of the United States of America.

"U.S. Person" means a "U.S. person" as such term is defined in Rule 902(k) of Regulation S under the U.S. Securities Act.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

"USA PATRIOT Act" means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

"Voting Shares" means securities or any class of Shares of a Person entitling the holders thereof to vote in the election of members of the board of managers, board of directors or other similar governing body, as applicable, of such Person.

"VWAP" means the volume-weighted average trading price of the Common Shares on the Exchange or, subject to any required Exchange approval or authorization, such other principal stock exchange approved by the Lender and the Borrower on which the Common Shares are trading, calculated by dividing the total value by the total volume of securities traded for the relevant period.

1.2 Accounting Terms

Each accounting term used in this Agreement has the meaning assigned to it under IFRS unless otherwise defined herein and reference to any balance sheet item or income statement item means such item as computed from the applicable statement prepared in accordance with IFRS.  All financial statements required to be delivered hereunder shall be reported in US Dollars and shall be made and prepared in accordance with IFRS consistently applied throughout the periods involved.

1.3 Currency References

All currency amounts referred to in this Agreement are in US Dollars unless otherwise indicated.

1.4 Schedules

The following Schedules are attached to this Agreement and incorporated herein by reference:

Schedule A	DeLamar Project
Schedule B	Compliance Certificate
Schedule 5.1(d)	Mortgage Real Property Collateral and Excluded Property
Schedule 7.1(b)	Loan Parties' Information, Corporate Structure and Capitalization
Schedule 7.1(d)	Location of Property and Assets

Schedule 7.1(f)	Funded Debt and Guarantees
Schedule 7.1(g)	Required Approvals
Schedule 7.1(k)	Ownership of Assets
Schedule 7.1(n)	Insurance
Schedule 7.1(o)	Material Contracts
Schedule 7.1(q)	Litigation
Schedule 7.1(t)	Taxes
Schedule 7.1(w)	Deposit and Other Collateral Accounts
Schedule 7.1(y)	Related Party Contracts

ARTICLE 2
THE LOAN

2.1 Establishment of Loan

Upon and subject to the terms and conditions of this Agreement, the Lender agrees and commits to provide a non-revolving convertible term loan (the "Loan") under which the Borrower may borrow up to the principal amount of $20,000,000 (the "Loan Limit").  On the Closing Date the Borrower shall draw down the Loan in an amount equal to $10,000,000 (the "Initial Advance").  Following the Initial Advance, the Borrower may from time to time borrow the remaining unadvanced portion of the Loan up to the Loan Limit by one or more Subsequent Advances in the minimum amount of $2,500,000, subject to the Loan Limit and satisfaction of the conditions precedent set forth in Section 6.2 including compliance with the financial covenant set forth in Section 8.4.  The Loan shall be non-revolving and any amount repaid under the Loan may not be reborrowed.

2.2 Expiry of Availability

No Advances will be available or made under the Loan on or after the date that is 30 days prior to the Maturity Date, subject to earlier cancellation and termination pursuant to Section 2.4 hereof.  Any amounts not drawn on the Loan on or before such date shall be terminated and cancelled.

2.3 Use of the Advances

The Advances shall only be used by the Loan Parties to finance the exploration and development of the DeLamar Project and for general working capital purposes in respect of the DeLamar Project.

2.4 Voluntary Cancellation

The Borrower or the Lender may, at any time after 30 months following the Closing Date and upon written notice to the other party, cancel the remaining availability under the Loan.  Any amounts not drawn on the Loan on or before such date of cancellation shall be terminated and cancelled.

2.5 Conversion

2.5.1 Subject to Section 2.5.7, at any one or more times prior to the repayment of the principal amount outstanding of the Loan, or upon notification by the Borrower to the Lender of the Borrower's intention to prepay the principal amount of any Advance in full or in part, the Lender shall be entitled to elect to convert all or any portion of the principal amount of the Loan outstanding to the Lender at such time (together with all accrued and unpaid Standby Fees and all accrued and unpaid interest including compound interest accrued and outstanding thereon) (the "Conversion Amount") into such number (the "Specified Number") of fully paid and non-assessable Common Shares in the capital of the Borrower as is equal to the Conversion Amount divided by the Initial Advance Conversion Price or the Subsequent Advance Conversion Price, as applicable, but provided that conversion of (a) any Conversion Amount of the Loan which represents any Subsequent Advance shall be subject to Exchange approval or authorization in connection with such Subsequent Advance and such amount will be converted into Common Shares at the Subsequent Advance Conversion Price, in accordance with Section 2.5.3 and (b) any Conversion Amount which represents accrued and unpaid Standby Fees or interest (or any other fees or expenses under this Agreement to be converted, if applicable) thereon shall be subject to Exchange approval or authorization at the future time of conversion and such amount will be converted into Common Shares at a price per Common Share equal to the Market Price of the Common Shares on the Exchange measured on the close of trading on the trading day immediately prior to the date on which such Standby Fee or interest (or any other fees or expenses under this Agreement to be converted, if applicable) becomes payable under the terms of this Agreement.  Such election by the Lender shall be made on notice to the Borrower in accordance with Section 10.12 and shall specify the date for conversion (the "Conversion Date").  The Initial Advance Conversion Price, the Subsequent Advance Conversion Price and the Conversion Amount shall each be in Canadian Dollars, and the Conversion Amount for determining the Specified Number of Common Shares shall be the Equivalent Amount thereof expressed in Canadian Dollars determined as with respect to each Advance as at the date the Advance is made.  If any conversion is in respect of any Conversion Amount which represents any Subsequent Advance, accrued and unpaid Standby Fees or interest (or any other fees or expenses under this Agreement, if applicable) thereon, the Borrower shall promptly following receipt of the notice contemplated by this Section 2.5.1 make, and diligently pursue, an application to the Exchange to seek approval or authorization for the conversion of such Subsequent Advance, Standby Fees or interest (or any other fees or expenses under this Agreement, if applicable).

2.5.2 Subject to Section 2.5.1 in respect of fees, interest or expenses, the Conversion Amount in respect of any outstanding balance of the Initial Advance which the Lender may elect to convert will be converted into Common Shares at a price per Common Share equal to Initial Advance Conversion Price.  Subject to Section 2.5.1, on the Conversion Date the Lender will be deemed to have subscribed for the Specified Number of Common Shares at a total subscription price (each, an "Initial Advance Subscription Price") equal to such Conversion Amount, and the total Initial Advance Subscription Price payable by the Lender to the Borrower in accordance with this Section 2.5.2 will be automatically set-off against the full amount of such Conversion Amount owing by the Borrower to the Lender in full payment of each other effective as of the Conversion Date, whereupon the full amount of such Conversion Amount will be deemed to have been paid by the Borrower to the Lender and the total Initial Advance Subscription Price will be deemed to have been paid by the Lender to the Borrower.

2.5.3 Subject to the rules and policies of each applicable Exchange and Section 2.5.1, the Conversion Amount in respect of any outstanding balance of any Subsequent Advance which the Lender may elect to convert will be converted into Common Shares at a price per Common Share equal to the higher of (as adjusted from time to time in accordance with the terms hereof, the "Subsequent Advance Conversion Price"): (a) the Market Price of the Common Shares less the maximum permitted discount under the rules and policies of the Exchange, and (b) a 20% premium above the 30 trading day VWAP of the Common Shares, in each case measured on the close of trading on the trading day immediately prior to the earlier of the announcement of such Subsequent Advance and the date of the making of such Subsequent Advance.  Subject to Section 2.5.1, on the Conversion Date the Lender will be deemed to have subscribed for the Specified Number of Common Shares at a total subscription price (each, a "Subsequent Advance Subscription Price") equal to such Conversion Amount, and the total Subsequent Advance Subscription Price payable by the Lender to the Borrower in accordance with this Section 2.5.3 will be automatically set-off against the full amount of such Conversion Amount owing by the Borrower to the Lender in full payment of each other effective as of the Conversion Date, whereupon the full amount of such Conversion Amount will be deemed to have been paid by the Borrower to the Lender and the total Subsequent Advance Subscription Price will be deemed to have been paid by the Lender to the Borrower.

2.5.4 Subject to the rules and policies of each applicable Exchange, including applicable shareholder approval requirements, and Section 2.5.7, if for a period of 30 consecutive trading days on the Exchange, the VWAP of the Common Shares measured on the close of the trading on each such day equals or exceeds a 50% premium above the Initial Advance Conversion Price (an "Initial Advance Forced Conversion Trigger"), the Borrower shall, provided that no Default or Event of Default shall have occurred and be continuing, be entitled by written notice to the Lender (an "Initial Advance Forced Conversion Notice") to have the one time right (the "Initial Advance Forced Conversion Right") exercisable at any time after the Initial Advance Forced Conversion Trigger, to elect to cause the Lender to convert up to 50% of the principal amount outstanding of the Initial Advance and such principal amount (together with all Standby Fees and all interest including compound interest accrued and outstanding thereon) in the event of such an election shall constitute the Conversion Amount and shall be converted into Common Shares (the "Initial Advance Forced Conversion Shares") in accordance with Section 2.5.1 and Section 2.5.2 hereof, as applicable.  Upon a forced Conversion pursuant to this Section 2.5.4, the Borrower shall, upon the Lender's request, use commercial reasonable efforts to identify and introduce one or more potential purchasers of the Initial Advance Forced Conversion Shares in order to assist the Lender in facilitating the sale of any or all of Initial Advance Forced Conversion Shares held by the Lender.  Notwithstanding the foregoing, the Borrower shall not be entitled to give a Initial Advance Forced Conversion Notice if at any time after the first or any subsequent Initial Advance Forced Conversion Trigger the VWAP of the Common Shares for a period of five consecutive trading days at any time is less than 120% of the Initial Advance Conversion Price then in effect (an "Initial Advance Forced Conversion Termination").  For greater certainty, if following the occurrence of any Initial Advance Forced Conversion Termination a subsequent Advance Forced Conversion Trigger shall occur for 30 consecutive trading days commencing after the Initial Advance Forced Conversion Termination, then the right of the Borrower to cause the Lender to convert pursuant to this Section 2.5.4 shall be reinstated and shall be terminated upon the occurrence of any subsequent Initial Advance Forced Conversion Termination.  The Borrower shall use all reasonable commercial efforts to assist the Lender with liquidity for any Common Shares issued to the Lender as a result of a forced conversion pursuant hereto provided that the Borrower shall have no obligation to file a prospectus in respect of any trade by the Lender nor shall the Borrower have any obligation or commitment in the form of an agency or underwriting relationship to the Lender in respect of any such trade.

2.5.5 Subject to the rules and policies of each applicable Exchange, including applicable shareholder approval requirements, and Section 2.5.7, if for a period of 30 consecutive trading days on the Exchange, the VWAP of the Common Shares measured on the close of the trading on each such day equals or exceeds a 50% premium above the Subsequent Advance Conversion Price for any Subsequent Advance (a "Subsequent Advance Forced Conversion Trigger"), the Borrower shall, provided that no Default or Event of Default shall have occurred and be continuing, be entitled by written notice to the Lender (a "Subsequent Advance Forced Conversion Notice") have the one time right (the "Subsequent Advance Forced Conversion Right") exercisable at any time after the Subsequent Advance Forced Conversion Trigger, to elect to cause the Lender to convert up to 50% of the principal amount outstanding of such Subsequent Advance and such principal amount (together with all Standby Fees and all interest including compound interest accrued and outstanding thereon) in the event of such an election shall constitute the Conversion Amount and shall be converted into Common Shares the "Subsequent Advance Forced Conversion Shares") in accordance with Section 2.5.1 and Section 2.5.3 hereof, as applicable.  Upon a forced Conversion pursuant to this Section 2.5.5, the Borrower shall, upon the Lender's request, use commercial reasonable efforts to identify and introduce one or more potential purchasers of the Subsequent Advance Forced Conversion Shares in order to assist the Lender in facilitating the sale of any or all of Subsequent Advance Forced Conversion Shares held by the Lender.  Notwithstanding the foregoing, the Borrower shall not be entitled to give a Subsequent Advance Forced Conversion Notice if at any time after the first or any subsequent Advance Forced Conversion Trigger the VWAP of the Common Shares for a period of five consecutive trading days at any time is less than 120% of the Subsequent Advance Conversion Price then in effect (a "Subsequent Advance Forced Conversion Termination").  For greater certainty, if following the occurrence of any Subsequent Advance Forced Conversion Termination a subsequent Advance Forced Conversion Trigger shall occur for 30 consecutive trading days commencing after the Subsequent Advance Forced Conversion Termination, then the right of the Borrower to cause the Lender to convert pursuant to this Section 2.5.5 shall be reinstated and shall be terminated upon the occurrence of any subsequent Advance Forced Conversion Termination.  The Borrower shall use all reasonable commercial efforts to assist the Lender with liquidity for any Common Shares issued to the Lender as a result of a forced conversion pursuant hereto provided that the Borrower shall have no obligation to file a prospectus in respect of any trade by the Lender nor shall the Borrower have any obligation or commitment in the form of an agency or underwriting relationship to the Lender in respect of any such trade.

2.5.6 Upon the conversion of a Conversion Amount, the Lender or the Lender's affiliates or associates (as such terms are defined in the Securities Act), shall be entered in the books (including its central securities register) of the Borrower as at the date of conversion as the holder of the number of Common Shares into which such Conversion Amount is convertible and, as soon as practicable, the Borrower shall deliver to the Lender or such other Persons as the Lender may direct in writing, a certificate or other evidence for such Common Shares.

2.5.7 The Lender shall be prohibited from converting a portion of any Conversion Amount into Common Shares if, as a result of the conversion of such portion, the Lender, together with any person(s) or company(ies) acting jointly or in concert with the Lender, would in the aggregate beneficially own, or exercise control or direction over, 20% or more of the issued and outstanding Common Shares (taking into account all other Common Shares collectively held by such shareholders) (the "20% Threshold"), unless shareholder approval and Exchange approval is obtained by the Borrower in accordance with Applicable Securities Legislation and the rules or policies of each applicable Exchange, if applicable.  Upon written notice from the Lender that the Lender intends to convert a portion of any Conversion Amount that would result in the Lender exceeding the 20% Threshold, the Borrower shall use all commercially reasonable efforts to seek any shareholder approval required in accordance with the rules and policies of each applicable  Exchange.  Notwithstanding the foregoing, but subject to Exchange approval or authorization, this Section 2.5.7 shall not prevent any conversion of any Conversion Amount in connection with any of the following permitted transactions:

(a) in connection with any (i) offer to purchase Common Shares made to all holders of Common Shares by way of take-over bid, plan of arrangement, merger, amalgamation or other similar transaction or series of transactions; (ii) recapitalization, reclassification or change of Common Shares (other than changes resulting from a share split or consolidation) as a result of which Common Shares would be converted into, or exchanged for, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Borrower and its subsidiaries; in all cases to allow the Lender to participate in such transaction or transactions on a pari passu basis with all other holders of Common Shares; or

(b) in connection with any transaction where substantially concurrently with such conversion (or promptly thereafter) the Lender sells or transfers the Common Shares received as a result of such conversion to a third party not affiliated with the Lender (which third party may include an underwriter or placement or distribution agent).

2.5.8 The Conversion Price at which any Conversion Amount is convertible and the number of Common Shares deliverable upon the conversion of any Conversion Amount shall be subject to adjustment in the events and in the manner following:

(a) If and whenever at any time, the Borrower shall:

(i) subdivide or re-divide its outstanding Common Shares into a greater number of Common Shares;

(ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares; or

(iii) fix a record date for the issue of Common Shares (or securities exchangeable for or convertible into Common Shares) to the holders of all or substantially all the outstanding Common Shares by way of a stock dividend (other than the issue of Common Shares to holders of Common Shares pursuant to their exercise of options to receive dividends in the form of Common Shares),

(any of such events being called a "Common Share Reorganization") the Conversion Price in effect immediately after the record or effective dates of such Common Share Reorganization shall be adjusted by multiplying the Conversion Price in effect on the day preceding such record or effective date by a fraction, the numerator of which shall be the total number of Common Shares outstanding before such Common Share Reorganization and the denominator of which shall be the total number of Common Shares outstanding immediately after such Common Share Reorganization, including in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such record or effective date.  Such adjustment shall be made successively whenever any event referred to in this clause (a) shall occur.  Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date for the stock dividend for the purpose of calculating the number of outstanding Common Shares under clauses (b) and (c) of this Section 2.5.8.

(b) If and whenever the Borrower shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share (or having a conversion or exchange price per share) less than any Conversion Price per share in effect as determined under Section 2.5.8 hereof of a Common Share on such record date, such Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate purchase price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible securities so offered) by such Conversion Price per Common Share on such record date, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase (or into which the convertible securities so offered are convertible or exchangeable).  Such adjustment shall be made successively whenever such a record date is fixed.  To the extent that any such rights, options or warrants are not so issued or any such rights, options or warrants are not exercised prior to the expiration thereof, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or, effective as at the date of such expiration, to the Conversion Price which would then be in effect based upon the number of Common Shares (or securities convertible into Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

(c) If and whenever at any time the Borrower shall fix a record date for the making of a distribution to all or substantially all of the holders of its outstanding Common Shares of:

(i) shares of any class other than Common Shares and other than shares distributed to holders of Common Shares pursuant to their exercise of options to receive dividends in the form of such shares in lieu of dividends paid in the ordinary course on the Common Shares; or

(ii) rights, options or warrants (excluding those referred to in clause (b) of this Section 2.5.8); or

(iii) evidences of its indebtedness; or

(iv) assets (excluding dividends paid in the ordinary course);

then, in each such case, each Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Conversion Price per Common Share on such record date, less the fair market value on a per share basis (as determined by the board of directors of the Borrower, acting reasonably, which determination shall be conclusive) of such shares or rights, options or warrants or evidences of indebtedness or assets so distributed, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Conversion Price per Common Share on such record date.  Any Common Shares owned by or held for the account of the Borrower shall be deemed not to be outstanding for the purpose of any such computation.  Such adjustment shall be made successively whenever such a record date is fixed.  To the extent that such distribution is not so made, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or to the Conversion Price which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed, as the case may be.  In paragraph (iv) of this clause (c) the term "dividends paid in the ordinary course" shall include the value of any securities or other property or assets distributed in lieu of cash dividends paid in the ordinary course at the option of shareholders.

(d) In the case of any reclassification of, or other change in, the outstanding Common Shares, including, without limitation, as a result of a merger, amalgamation, arrangement or other reorganization, other than a subdivision, re-division, reduction, combination or consolidation, the Lender shall be entitled to receive upon conversion of any Conversion Amount and shall accept in lieu of the number of Common Shares to which it was theretofore entitled upon such conversion, the kind and amount of shares and other securities or property which the Lender would have been entitled to receive as a result of such reclassification or other change if, on the effective date thereof, the Lender had been the registered holder of the number of Common Shares to which it was theretofore entitled upon conversion.  If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Section 2.5 with respect to the rights and interests thereafter of the Lender to the end that the provisions set forth in this Section 2.5 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of any Conversion Amount.  Any such adjustments shall be made by and set forth in a supplemental promissory note approved by the directors of the Borrower and the Lender and shall for all purposes be conclusively deemed to be an appropriate adjustment.

(e) In any case in which this Section 2.5 shall require that an adjustment shall become effective immediately after a date for an event referred to herein, the Borrower may, defer, until the occurrence of such event, issuing to the Lender converting after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Borrower shall deliver to the Lender an appropriate instrument evidencing the Lender's right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Conversion Date or such later date as the Lender would, but for the provisions of this clause (e) have become the holder of record of such additional Common Shares.

(f) The adjustments provided for in this Section 2.5 are cumulative and shall apply to successive subdivisions, re-divisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section 2.5, provided that, notwithstanding any other provision of this Section 2.5, no adjustment shall be made which would result in an increase in the Conversion Price (except on a combination or consolidation of the outstanding Common Shares or any reclassification of or other transaction involving the outstanding Common Shares contemplated in clause (d) above) and no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this clause (f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(g) In the event of any question arising with respect to the adjustments provided in this Section 2.5, such question shall be conclusively determined by the auditors of the Borrower, acting reasonably and in good faith, whereby such auditors shall have access to all necessary records of the Borrower and such determination shall be binding upon the Borrower and the Lender.

2.5.9 If any Common Shares to be issued upon the conversion of any Conversion Amount hereunder require any filing with or registration with or approval of any governmental authority in Canada or compliance with any other requirement under any law of Canada or a Province thereof on the part of the Borrower before such Common Shares may be validly issued upon such conversion or traded by the person to whom they are issued pursuant to such conversion, the Borrower will take all reasonable action as may be necessary to secure such filing, registration, approval or compliance as the case may be; provided that, in the event that such filing, registration, approval or compliance is required only by reason of the particular circumstances of or actions taken by any such person, the Borrower will not be required to take such action.  In any event the Borrower will not be required to file a prospectus with any securities regulatory authority qualifying any Common Shares issuable upon conversion of any Conversion Amount.

2.5.10 The Borrower shall not be required to issue fractional Common Shares upon the conversion of a Conversion Amount.  In lieu of the Borrower issuing a fractional Common Share, the Borrower shall round such fractional Common Share down to the next whole Common Share.

2.5.11 The Borrower shall, from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in this Section 2.5, deliver a certificate of the Borrower to the Lender specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Any dispute as to any required adjustment or re-adjustment as provided in this Section 2.5 shall be determined by the auditors of the Borrower as they may reasonably determine to be equitable in the circumstances.

2.5.12 The Borrower shall give notice to the Lender of its intention to fix a record date for any event mentioned in this Section 2.5 which may give rise to an adjustment in the number of Common Shares which may be acquired on conversion of a Conversion Amount, and, in each case, the notice shall specify the particulars of the event and the record date and the effective date for the event; provided that the Borrower shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which such notice is given.  Such notice shall be given not less than 10 Business Days prior to the applicable record date.

2.5.13 The Borrower shall at all times reserve and keep available out of its authorized Common Shares and solely for the purpose of conversion as in this Section 2.5, and conditionally allot to the Lender, such number of Common Shares as shall then be issuable upon the exercise of any right of conversion held by the Lender hereunder, including without limitation upon the conversion of each Conversion Amount.  The Borrower covenants with the Lender that all Common Shares which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.

2.5.14 The Lender covenants and agrees with the Borrower that, for as long as there is any principal amount outstanding of the Loan, unless otherwise consented to by the Borrower, the Lender and its Affiliates are prohibited from, directly or indirectly, holding any "short positions", entering into any forward contract, equity swap, put, call, collar, or similar transaction or any other arrangement that results in a gain only if the value of the Borrower's securities declines in the future, on any securities of the Borrower or any of its successors, including without limitation the Common Shares.

ARTICLE 3
TERM, PREPAYMENT AND REPAYMENT

3.1 Term

Subject to the Lender's right to demand accelerated payment upon an Event of Default that is continuing, the outstanding principal amount of the Loan together with all other outstanding Obligations shall be immediately due and payable by the Borrower on the Maturity Date.

3.2 Voluntary Prepayment

The Borrower may, at any time so long as an Event of Default has not occurred and is continuing,  upon 10 Business Days' prior written notice to the Lender, make a prepayment of the outstanding Advances in whole, or in part so long as such prepayment is in a minimum amount of $5,000,000 and in multiples of $1,000,000 or the full amount of the outstanding Advances, by paying to the Lender the outstanding principal amount of the Advance or portion thereof being prepaid together with (i) any unpaid interest (including compound interest) on such principal amount being prepaid as of the date of prepayment; (ii) if the prepayment of any Advance occurs on or prior to the date that is 30 months following the date of such Advance, a fee (the "Make Whole Fee") equal to the interest that would have accrued on such principal amount of the Advance being prepaid from the date such Advance was made up to the earlier of the date that is 30 months following the date of such Advance and the Maturity Date then in effect at the rate of interest applicable thereto less the amount of interest paid to date on such outstanding principal amount of such Advance being prepaid; (iii) if the prepayment of any Advance occurs after the date that is 30 months following the date of such Advance, a fee (the "Prepayment Fee") equal to 2% of the principal amount of such Advance being prepaid; and (iv) all other outstanding Obligations if the Loan is prepaid in full.  Any forced Conversion of any Advance or portion thereof pursuant to Section 2.5.4 or Section 2.5.5 hereof shall be deemed to be a voluntary prepayment of such Advance or portion thereof pursuant to this Section 3.2, and as a condition to such forced Conversation, the Borrower shall pay to the Lender a fee equal to 3% of the principal amount of such Advance being prepaid; but no Make Whole Fee shall be payable in respect thereof. All prepayments shall be applied to the outstanding Advances in the order that the Advances have been made.  Notwithstanding the foregoing, no outstanding Advance may be prepaid in whole, or in part, if the Lender is prohibited from converting such Advance in whole, or in part, pursuant to Section 2.5.7 hereof.  The Borrower shall have no other right of prepayment.

3.3 Payment of Make Whole Fee and Prepayment Fee Upon Acceleration

The occurrence of an Event of Default and the acceleration of the Obligations prior to the Maturity Date will be deemed to be a voluntary prepayment of the outstanding principal amount of the Obligations, and (i) if the acceleration occurs prior to the date that is 30 months following the date of any Advance the Borrower will pay the Make Whole Fee to the Lender in respect of each such Advance in addition to the other outstanding amounts of the Obligations, and (ii) if the acceleration occurs on or after the date that is 30 months following the date of any Advance the Borrower will pay to the Lender the Prepayment Fee in addition to the other outstanding amounts of the Obligations, in each case as if the outstanding principal amount of the Obligations was being prepaid by the Borrower pursuant to Section 3.2 on the next Business Day following the date of acceleration.  The Borrower acknowledges that the Make Whole Fee and the Prepayment Fee that is payable upon acceleration of the Obligations prior to the Maturity Date is not a penalty but is liquidated damages intended to ensure that the Borrower does not avoid payment of the Make Whole Fee and the Prepayment Fee by intentionally defaulting hereunder.

ARTICLE 4
PAYMENT OF INTEREST AND FEES

4.1 Interest on Loan

Subject to Section 4.2, from and including the date of each Advance, the outstanding principal amount of the Advances shall bear interest, both before and after maturity, default and judgment on any unpaid amount thereof until all such Obligations have been satisfied in full, at 8.75% per annum.  Prior to July 31, 2024, interest will be accrued and shall be compounded quarterly and added to principal at the end of each Quarterly Interest Period.  Commencing with the Quarterly Interest Period ending September 30, 2024, interest on the outstanding principal amount of the Loan from and after August 1, 2024 shall be paid in cash quarterly at the end of each Quarterly Interest Period, provided that so long no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option of paying accrued interest from and after August 1, 2024 for any Quarterly Interest Period commencing with the Quarterly Interest Period ending on September 30, 2024 by issuing to the Lender Common Shares of the Borrower having an aggregate value equal to the amount of such accrued interest based on the VWAP of the Common Shares on the date of payment for the immediately preceding five consecutive trading days on the Exchange.

4.2 Default Interest Rate

Upon the occurrence and during the continuance of an Event of Default, at the election of the Lender, interest on the outstanding principal amount of the Loan payable pursuant to Section 4.1 will be increased by an additional 3.75% per annum (the "Default Rate") effective as at the Interest Payment Date immediately preceding the triggering of such an Event of Default (for clarity, the Interest Payment Date occurring in the immediately preceding calendar month in the case of failure to pay interest on any Interest Payment Date) payable on demand upon the request of Lender.

4.3 Standby Fee

The Borrower agrees to pay to the Lender a standby fee (the "Standby Fee") with respect to the undrawn portion of the Loan, calculated on a daily basis from the Effective Date, notwithstanding the non-fulfillment of any conditions precedent to any Advances under the Loan after the Effective Date, equal to the difference between (i) the Loan Limit; and (ii) the outstanding Advances under the Loan as at the date of calculation, multiplied by 2% per annum (calculated on the basis of a 365-day year for the actual days elapsed), which Standby Fee shall be compounded quarterly and payable in arrears on each Interest Payment Date following the Effective Date commencing September 30, 2022. The accrual of Standby Fee will terminate on the earlier of expiry under Section 2.2 or cancellation under Section 2.4.

4.4 Commitment Fee

The Borrower shall pay to the Lender a commitment fee (the "Commitment Fee") equal to 1.50% of the Loan Limit.  The Commitment Fee in the amount of $300,000 is fully earned as of the date hereof and shall be paid as follows:

(a) $100,000 paid to the Lender upon signing the Lender's term sheet dated May 19, 2022; and

(b) $200,000 to be paid on the Closing Date and deducted from the Initial Advance.

4.5 Matters Relating to Interest

4.5.1 Unless otherwise indicated, interest on any outstanding principal amount shall be calculated daily and shall be payable monthly in arrears on the applicable Interest Payment Date.  If an Interest Payment Date is not a Business Day, the interest payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount and shall also be paid on such next Business Day.  Interest shall accrue from and including the day upon which the Advance is made, and ending on and including the day on which any portion of the Advance is repaid or satisfied.  All computations of interest shall be made on the basis of a 365-day year and the actual number of days elapsed.

4.5.2 Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount "per annum" or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of 365 days.  For the purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a period other than a calendar year such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to such rate as determined multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends and divided by the number of days comprising such other period. The rates under this Agreement are nominal rates and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

4.5.3 Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under the Loan Documents would otherwise contravene the provisions of Section 347 of the Criminal Code (Canada), Section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which the Lender is legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received the Lender shall apply such excess against the Obligations, first by reducing the amount or rate or any interest required to be paid to the Lender and thereafter by reducing any fees, commissions, costs, expenses or other amounts requested to be paid by the Lender which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada), and, following which, refund any further excess amount.

4.6 Place of Repayments

4.6.1 All payments of principal, interest and other amounts to be made by the Borrower pursuant to this Agreement shall be made directly to the Lender, with such payments being made by the Borrower at such address and to such account as the Lender may direct in writing from time to time.  All such payments received by the Lender on a Business Day before 5:00 p.m. (Vancouver, British Columbia time) shall be treated as having been received by the Lender on that day; payments made after such time on a Business Day shall be treated as having been received by the Lender on the next Business Day.

4.6.2 Whenever any payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Interest shall continue to accrue and be payable thereon as provided herein, until the date on which such payment is received by the Lender.

4.7 Evidence of Obligations (Noteless Advance)

The Lender shall open and maintain, in accordance with its usual practice, accounts evidencing the Obligations; and the information entered in such accounts shall constitute prima facie evidence of the Obligations in absence of manifest error.  The Lender may, but shall not be obliged to, request the Borrower to execute and deliver from time to time such promissory notes as may be required as additional evidence of the Obligations.

ARTICLE 5
SECURITY

5.1 Security

The Security to be provided to the Lender from time to time for the granting of the Loan and as security for the Obligations shall consist of the following, all of which documents shall be in form and substance satisfactory to the Lender:

(a) unlimited guarantees granted by each Corporate Guarantor guaranteeing the due payment and performance of the Obligations;

(b) a general security agreement executed by each Canadian Loan Party, in favour of the Lender granting a security interest over all of the present and after acquired Property of such Canadian Loan Party;

(c) a security agreement executed by each US Loan Party, in favour of the Lender granting a security interest over all of the present and after acquired personal property of such US Loan Party (with such exceptions as are agreed with the Lender, acting reasonably);

(d) a mortgage under Idaho law, executed by DeLamar, in favour of the Lender granting a security interest over the real property interests of Delamar, associated with the Delamar Project described in Schedule 5.1(d) (excepting "excluded property");

(e) securities pledge agreements granted by the applicable Loan Parties in favour of the Lender granting a security interest over all present and after acquired Shares of each Subsidiary, direct and indirect, of the Borrower, now or hereafter existing;

(f) Control Agreements with respect to each Collateral Account of each US Loan Party;

(g) upon request by the Lender at any time, acting reasonably, subordination and postponement agreements in respect of any shareholder or other Related Party loans; and

(h) upon request by the Lender at any time, such other guarantees and security as may be required by the Lender in its reasonable discretion to be granted by the Loan Parties from time to time, excluding any security in the real property interests specifically identified as "excluded property" in Schedule 5.1(d).

The security set out in subsections (a), (b) and (e) above is the "Initial Advance Security".  The security set out in subsections (c), (d), and (f) above is the "Post Initial Advance Security".

5.2 Additional Security and Registration

The Loan Parties shall promptly execute and deliver to the Lender or cause to be delivered to the Lender, at the expense of the Loan Parties, such customary legal opinions and security documents creating a security interest over all present and after acquired real and personal Property of other Corporate Guarantors (excluding real property interests specifically identified as "excluded property" in Schedule 5.1(d)) and any Security referred to in Section 5.3 to be granted by any Person becoming a Subsidiary, or such confirmations or such notices or documents containing such further description of properties charged or intended to be charged by the Security as may in the reasonable opinion of the Lender or their counsel be necessary or advisable to create and maintain charges over all assets included in the Security and the issued Shares of the Subsidiaries wherever same may be situated.  The Loan Parties shall cause to be promptly made all registrations and filings under any Applicable Laws (including financing statements) and to be delivered all customary opinions, necessary, in the reasonable opinion of the Lender or its counsel, to render the Security including any guarantees fully effective and enforceable.  Each Loan Party authorizes the Lender to file any such financing statement or similar documents without the signature of such Loan Party, or to execute such financing statement as attorney for such Loan Party in the event such Loan Party fails to do so promptly upon request by the Lender.  Each Loan Party acknowledges that the Security has been prepared on the basis of Applicable Laws in effect on the date hereof, and that changes to Applicable Laws may require the execution and delivery of different forms of documentation, and accordingly the Lender shall have the right to require that the Security be amended, supplemented or replaced (and the Loan Parties shall duly authorize, execute and deliver to the Lender on request any such amendment, supplement or replacement with respect to any of the Security to which such Loan Party is a party consistent with the intent of the Security on the Closing Date):  (i) to reflect any change in Applicable Laws, whether arising as a result of statutory amendments, court decisions or otherwise; (ii) to facilitate the creation and registration of appropriate forms of security in all applicable jurisdictions; or (iii) to ensure that all Security, including any Loan Party Guarantees are fully effective and enforceable under all Applicable Laws.

5.3 Loan Party Guarantees by Subsidiaries

The Borrower shall, within 20 Business Days of a Subsidiary of any Loan Party being created:  (i) notify the Lender in writing of the name, date and jurisdiction of incorporation or organization, and general description of businesses of such Subsidiary; and (ii) cause such Subsidiary to become a Corporate Guarantor of the Obligations, by delivering to the Lender a Loan Party Guarantee together with Security creating a First Ranking Security Interest over all its Property, duly executed by and on behalf of such Subsidiary, together with certified copies of the latter's Constating Documents  and a board of directors' resolution authorizing the execution of such Loan Party Guarantee and Security and a customary legal opinion of the relevant Loan Party's counsel as to the status of such Subsidiary, the due authorization and execution by it of the said Loan Party Guarantee and Security and the validity and enforceability thereof, the whole in form and substance reasonably acceptable to the Lender.  Furthermore, all the outstanding and issued Shares of such Subsidiary shall be pledged to the Lender as a First Ranking Security Interest for the Obligations.

5.4 After Acquired Property, Further Assurances

Each of the Loan Parties agrees to execute and deliver from time to time, and cause each of its Subsidiaries to execute and deliver from time to time, all such further documents and assurances as may be reasonably required by the Lender from time to time in order to provide the Security contemplated hereunder, specifically including: supplemental or additional security agreements, assignments and pledge agreements which shall include lists of specific assets to be subject to the security interests required hereunder.

ARTICLE 6
DISBURSEMENT CONDITIONS

6.1 Effectiveness and Conditions Precedent to the Initial Advance

This Agreement shall become effective on the Effective Date; however, the obligation of the Lender under this Agreement to make the Initial Advance is subject to and conditional upon the following conditions being satisfied prior to or on the Closing Date (unless otherwise waived by the Lender, in its discretion):

(a) receipt by the Lender, of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender, acting reasonably (unless delivery has been waived by the Lender):

(i) this Agreement, duly executed and delivered by the Borrower;

(ii) certified copies of the Constating Documents of each Loan Party;

(iii) certificates of incumbency of each Loan Party;

(iv) certified copies of the resolutions of the board of directors of each Loan Party, authorizing the execution, delivery and performance of its respective obligations under the Loan Documents to which each is a party;

(v) duly executed copies of the Initial Advance Security, duly registered to the Lender's satisfaction (with duly executed copies of the Post Initial Advance Security to be delivered and duly registered to the Lender's satisfaction within 60 days following the Closing Date);

(vi) releases, discharges and postponements (in registrable form where appropriate) covering all Encumbrances affecting the Collateral Encumbered by the Security which are not Permitted Encumbrances, if any, or undertakings satisfactory to the Lender to provide such releases, discharges and postponements; and

(vii) letters of opinion of external legal counsel to the Loan Parties addressed to the Lender relating to, among other things, the subsistence of such Loan Parties; the due authorization, execution, delivery and enforceability of the Loan Documents; the registration, validity and perfection of the security interests granted under the Initial Advance Security (with a subsequent opinion to address the Post Initial Advance Security in conjunction with it registration within 60 days following the Closing Date), non-contravention of laws and Constating Documents, and the valid issuance of the Conversion Shares upon Conversion as contemplated in Section 2.5 in accordance with all Applicable Laws and all Applicable Securities Legislation;

(b) receipt by the Lender of the following documents, each in full force an effect and in form and substance satisfactory to the Lender (unless delivery has been waived by the Lender):

(i) confirmation from the Borrower that all material Authorizations necessary or required to enable the Borrower to progress the current stage of the DeLamar Project have been obtained and are valid, subsisting and in good standing;

(ii) sources and uses for the Initial Advance;

(iii) customary search reports as the Lender may reasonably require;

(iv) an up to date list of all material property and assets owned by each Loan Party;

(v) a Compliance Certificate;

(vi) third party due diligence reports as reasonably required by the Lender including technical, environmental and permitting review;

(vii) consolidated Approved Budget for the 2022 calendar year; and

(viii) the Model;

(c) completion of the Minimum Equity Financing on terms satisfactory to the Lender, acting reasonably;

(d) the Lender shall be satisfied with the results of its due diligence investigations (including, without, limitation, accounting, business, environmental, regulatory, tax and legal review) in respect of the Loan Parties and the DeLamar Project;

(e) receipt of evidence, to the satisfaction of the Lender, that appropriate levels of insurance are in place;

(f) the Borrower shall have paid all fees, costs and expenses then owing to the Lender in respect of the Loan;

(g) receipt of all required regulatory, securities and/or third party consents and/or approvals in respect of this Agreement and the Loan including conditional Exchange approval and authorization of this Agreement and the issuance of the Conversion Shares upon Conversion (except in respect of Conversion Shares issuable in respect of Subsequent Advances, or in connection with the conversion of accrued and unpaid Standby Fees, interest or other fees under this Agreement) all in form, and on terms, satisfactory to the Lender;

(h) signed direction to pay in respect of the Initial Advance authorizing the deduction of all outstanding Lender fees, including the balance of the Commitment Fee payable in respect of the Initial Advance, and costs.

6.2 Conditions Precedent to All Advances

The obligation of the Lender under this Agreement to make any Advance under the Loan, including the Initial Advance, is subject to and conditional upon the following (unless otherwise waived by the Lender, in its discretion):

(a) receipt by the Lender of at least 20 Business Days' prior written notice of the request for the Advance (five Business Days in the case of the Initial Advance to be made on the Closing Date), together with a Compliance Certificate as of the date the Advance is to be made showing compliance with the financial covenant set out in Section 8.4 and certifying the matters set forth in Sections 6.2(b) to 6.2(d) inclusive;

(b) no Default or Event of Default shall have occurred and be continuing or would result from such Advance;

(c) without limiting paragraph (b) above, the representations and warranties contained in Article 7 and the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, or by a qualifying schedule, in which case such representation and warranty shall be true and correct in all respects) on the date that the Advance is to be made; provided, however, that those representations and warranties expressly referring to another date or time period shall be true, correct and complete in all material respects as of such date or time period;

(d) no event or circumstance shall have occurred that has resulted in a Material Adverse Effect;

(e) in the case of a Subsequent Advance under the Loan following the Initial Advance, the Advance request shall be not less than $2,500,000 subject to the Loan Limit;

(f) in the case of a Subsequent Advance under the Loan following the Initial Advance, the receipt of conditional Exchange approval or authorization of the Subsequent Advance Conversion Price for such Subsequent Advance and the Common Shares issuable upon the conversion of such Subsequent Advance, all in form, and on terms, satisfactory to the Lender;

(g) the Lender shall have received, reviewed and be satisfied with all material Authorizations (and all amendments thereto) for the current stage of the DeLamar Project, and all material leases and licences for the then current stage of the DeLamar Project;

(h) in the case of a Subsequent Advance under the Loan following the Initial Advance, the Lender shall have received, reviewed and be satisfied with the Model and the detailed Plan of Operations for the DeLamar Project; and

(i) the Lender shall have received evidence or confirmation that all of the net proceeds of the Minimum Equity Financing have or will be utilized solely in the exploration and development of the DeLamar Project and for general working capital purposes in respect of the DeLamar Project.

6.3 Waiver

The conditions in Sections 6.1 and 6.2 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part (with or without terms or conditions).

6.4 Termination

The obligation of the Lender to make the Initial Advance or any Subsequent Advance shall, at the Lender's option, terminate if the conditions in Section 6.1 and Sections 6.2(a) to 6.2(d), have not been satisfied or waived within 30 days of the Effective Date.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of the Borrower

The Borrower hereby represents and warrants to the Lender as follows, with respect to the Borrower and also with respect to each other Loan Party:

(a) Organization.  Each Loan Party has been duly incorporated or amalgamated (or formed as a limited partnership) and organized, is validly existing and in good standing under the laws of its governing jurisdiction, has all requisite powers and authorities to carry on its business as now conducted and is qualified to do business in, and is in good standing in every jurisdiction where such qualification is required.

(b) Loan Parties Information, Corporate Structure and Capitalization.  The ownership of Shares (including number and class of Shares), as of the Effective Date, of each Loan Party (except the Borrower) is as set out in Schedule 7.1(b).  Schedule 7.1(b) also contains a complete and accurate list, as of the Effective Date, of:

(i) each Loan Party's full and correct legal name, any predecessors and prior names;

(ii) each Loan Party's jurisdiction of incorporation or formation and the jurisdiction where its registered office, chief executive office and/or principal place of business is located;

(iii) all of the Subsidiaries of the Loan Parties; and

(iv) a list of all outstanding Shares of each Loan Party (except the Borrower).

(c) Subsidiaries.  The Loan Parties have no Subsidiaries other than as set out in Schedule 7.1(b).

(d) Location of Assets.  The property and assets of each of the Loan Parties, as of the Effective Date, is located in those jurisdictions specified for each in Schedule 7.1(d), and in no other jurisdiction.  Set out in Schedule 7.1(d), as of the Effective Date, are the following:

(i) the legal description of all real property owned by any Loan Party;

(ii) a list of all locations leased by any Loan Party, as lessee; and

(iii) a list of all locations in which any other property or assets owned by any Loan Party is located and which locations are neither owned or leased by the Loan Parties.

(e) Solvency.  Each of the Borrower and the Loan Parties are solvent and will not become insolvent immediately after giving effect to the transactions contemplated in this Agreement.

(f) Funded Debt and Guarantees.  As of the Effective Date, all Funded Debt (including all loans and advances outstanding to Related Parties) and Guarantee obligations of the Loan Parties are, in all material respects, fully disclosed and accurately described in Schedule 7.1(f) hereto

(g) No Conflicts.  All Required Approvals including conditional Exchange approval and authorization for the Initial Advance will have been obtained as of the Closing Date, copies of which have been provided or will be provided to the Lender, and the execution and delivery by each Loan Party of those Loan Documents to which it is a party, the performance of its obligations thereunder and the issuance of Conversion Shares on Conversion of the principal amount of the Initial Advance: (i) does not require any consent or approval of, registration or filing with, or any other action by any Governmental Authority, court, stock exchange, securities regulatory authority or other Person other than those that are described in Schedule 7.1(g), provided that the Lender would not become a control person of the Borrower as a result of the issuance of the Conversion Shares, all of which have been obtained on or before the Closing Date and the filing by the Borrower of a Form 45-106F1 - Report of Exempt Distribution; and (ii) will not conflict with, result in a breach of or require any further approval or consent under any Material Contract or any Authorization of or from any Governmental Authority.

(h) No Conflict with Charter Documents.  There are no provisions contained in the Constating Documents of any Loan Party, or any securityholders agreement, shareholders' agreement, voting trust agreement or similar agreement relating thereto, which restrict or limit its powers to borrow money, issue debt obligations, guarantee the payment or performance of the obligations of others or encumber all or any of its present and after-acquired property; or which would be contravened by the execution and delivery of those Loan Documents to which it is a party, or the performance of its obligations thereunder.

(i) Loan Documents.  The Borrower has the capacity, power, legal right and authority to borrow from the Lender, to guarantee payment to the Lender of those Obligations if required, to perform its obligations under this Agreement and the other Loan Documents to which it is a party and to provide the Security required to be provided by it hereunder.  Each other Loan Party has the capacity, power, legal right and authority to guarantee payment to the Lender of the Obligations, to perform its obligations under the Loan Documents to which it is a party and to provide the Security required to be provided by it hereunder.  The execution and delivery of the Loan Documents by the Loan Parties, as the case may be, and the performance of their respective obligations therein have been duly authorized by all necessary corporate and, if required, shareholder actions.  Each Loan Party has duly executed and delivered each of the Loan Documents to which it is a party and each of the Loan Documents to which a Loan Party is a party constitutes a legal, valid and binding obligation of such Loan Party, enforceable against them in accordance with their terms and provisions thereof, subject to laws of general application affecting creditors' rights and the discretion of the court in awarding equitable remedies.

(j) Conduct of Business; Authorizations. (i) Each Loan Party has conducted and is conducting its business in compliance in all material respects with Applicable Law and possesses all material Authorizations necessary to carry on the business currently carried on by it, is in compliance in all material respects with, and has fulfilled all material obligations with respect to, the terms and conditions of all such material Authorizations, and none of the Loan Parties has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such material Authorization and (ii) there are no material Authorizations required with respect to any interest or right of any indigenous or aboriginal person or entity with respect to the business of any Loan Party.

(k) Ownership of Assets; Permitted Encumbrances.  Each Loan Party owns and possesses and has good and valid right, title and interest in and to all of its properties and assets, movable (personal) or immovable (real), free and clear of all Encumbrances, whether registered or unregistered, except Permitted Encumbrances or as described in Schedule 7.1(k) attached hereto.

(l) Not in Breach.  None of the Loan Parties are in breach of any provision in any material indenture, agreement or other instrument binding upon it or its property that would, individually or in the aggregate, be expected to cause a Material Adverse Effect on the Borrower.  Neither the Borrower nor any other Loan Party has violated or failed to obtain any material authorization necessary to the ownership of any of its property or assets or the conduct of its business.

(m) Reserved.

(n) Insurance.  The Loan Parties maintain insurance, including property and general commercial liability insurance, in appropriate amounts and for appropriate risks as would be considered prudent for similar businesses. Attached hereto as Schedule 7.1(n) is a true and complete list of all insurance policies held by the Loan Parties as of the Effective Date.

(o) Material Contracts.  Schedule 7.1(o) attached hereto contains a true and complete list of all Material Contracts as of the Effective Date and a complete copy of each of the Material Contracts has been delivered to the Lender.  Each Material Contract is in full force and effect (other than any terminations that may occur in accordance with their terms of such Material Contract as in effect on the Effective Date) and, to the Knowledge of the Borrower, none of the Loan Parties is in default under or in material breach of any of the terms or conditions contained therein.

(p) Labour Agreements.  There are no labour agreements in effect between the Loan Parties and any labour union or employee association and the Loan Parties are not under any obligation to assume any labour agreements to or conduct negotiations with any labour union or employee association with respect to any future agreements as of the Effective Date; and the Loan Parties are not aware of any current attempts to organize or establish any such labour union or employee association.

(q) No Litigation.  Except as disclosed in Schedule 7.1(q) attached hereto (which contains a description of all litigation affecting each Loan Party with potential liability to a Loan Party in excess of $250,000), there are no actions, suits, counterclaims or proceedings pending (including tax matters), or to the Knowledge of the Borrower threatened in writing, against any Loan Party as of the Effective Date in any court or before or by any federal, provincial, state, municipal or other Governmental Authority.

(r) Financial Statements.  The most recent year-end Financial Statements and interim Financial Statements delivered to the Lender have been prepared in material accordance with IFRS (except that in the case of the interim Financial Statements, subject to normal adjustments and the absence of footnotes) on a basis which is consistent with the previous fiscal period, and present fairly on a consolidated, or combined, as applicable, financial position:

(i) their respective assets and liabilities (whether accrued, absolute, contingent or otherwise) and financial condition as at the dates therein specified;

(ii) their respective sales, earnings, results of its operations and cash flows during the periods covered thereby; and

(iii) in the case of the Year-end Financial Statements, their respective changes in financial position;

and the respective Loan Party has no material liabilities (whether accrued, absolute, contingent or otherwise) required to be disclosed on Financial Statements prepared in accordance with IFRS except as disclosed therein and liabilities incurred in the ordinary course of business which do not directly or indirectly pertain to financing activities; and since the dates of the said year-end Financial Statements and interim Financial Statements, as the case may be, no material liabilities required to be disclosed on Financial Statements prepared in accordance with IFRS have been incurred by the respective Loan Party.

(s) Financial and Other Information.  All financial and other information provided in writing by or in respect of the Loan Parties to the Lender was true, correct and complete in all material respects when provided.  No information, exhibit, or report furnished by the Borrower to the Lender contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the circumstances in which it was made.

(t) Taxes.  Except as disclosed on Schedule 7.1(t), each Loan Party has duly and timely filed all tax returns and reports required to be filed by it in all material respects, and has paid all taxes which are due and payable by it, except for any taxes which are being contested in good faith by appropriate proceedings and in respect of which reserves have been established where required in accordance with IFRS.  Each Loan Party has also paid all other taxes, charges, penalties and interest due and payable under or in respect of all assessments and re assessments of which it has received written notice, except to the extent that such assessments or re assessments are being contested in good faith and in respect of which reserves have been established where required in accordance with IFRS.

(u) Statutory Liens.  Each Loan Party has remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance and pension plan contributions), and all other amounts which if not paid when due could reasonably be expected to result in the creation of a Statutory Lien against any of its property, except for Permitted Encumbrances.

(v) No Default, etc.  No Default, Event of Default or Material Adverse Effect has occurred and is continuing.

(w) Deposit and other Collateral Accounts.  As of the Effective Date, Schedule 7.1(w) contains a complete and accurate list of all deposit accounts and Collateral Accounts maintained by the Borrower and its Subsidiaries.

(x) Regulatory Compliance.  Each US Loan Party has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from a US Loan Party's failure to comply with ERISA that is reasonably likely to result in incurring any liability that could reasonably be expected to have a Material Adverse Effect.  Each US Loan Party is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.  Each US Loan Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Each US Loan Party has complied in all material respects with all the provisions of the Federal Fair Labour Standards Act.

(y) Related Party Contracts.  Schedule 7.1(y) contains a complete and accurate list and description of all Contracts and other transactions entered into by each Loan Party with any Related Party, other than employment or other contracts for services and other than contracts providing for grants under the Borrower's omnibus equity incentive plan, and all loans and advances owed by each Loan Party to any Related Party.

(z) Proceeds of Advance.  The proceeds of the Advance are not used or to be used to make any Distributions including any Distributions to shareholders or other Related Parties.

(aa) Listed for Trading.  The Common Shares of the Borrower are listed and posted for trading on the Exchange.

(bb) Compliance.  The Borrower is a reporting issuer or the equivalent in the Reporting Jurisdictions and is in compliance with all its obligations under the Applicable Securities Legislation of such jurisdictions and of the Exchange in all material respects and is not included in any list of defaulting reporting issuers (or similar list) maintained by the securities commission of any such jurisdiction.

(cc) Disclosure of Material Changes.  As of the Closing Date, there has been no material change, as defined in the Applicable Securities Legislation, relating to the Borrower, which has not been fully disclosed in accordance with the requirements of the Applicable Securities Legislation and the rules and policies of the Exchange, other than the Loan to be advanced under this Agreement.

(dd) Exemption.  The issuance of the Conversion Shares upon due conversion of and in accordance with the terms and subject to the conditions of this Agreement will be exempt from the prospectus requirements of Applicable Securities Legislation and no document will be required to be filed and no proceeding taken or approval, permit, consent, order or Authorization obtained by the Borrower under any Applicable Securities Legislation in connection with the first trade of such Conversion Shares (assuming that:  at the time of such trade:  the Borrower is and has been a "reporting issuer" (as defined under Applicable Securities Legislation), in a jurisdiction of Canada for the four months immediately preceding the trade; at least four months have elapsed from the "distribution date" (as defined in National Instrument 45-102 Resale of Securities); the certificates evidencing such Conversion Shares, if any, carries the legend prescribed by section 2.5(2)3(i) of National Instrument 45-102 Resale of Securities, and if the Conversion Shares are entered into a direct registration system or other electronic book entry system, or if the Lender did not directly receive a certificate evidencing the Conversion Shares, the Lender received a copy of this Agreement; such trade is not a "control distribution" (as defined in National Instrument 45-102 Resale of Securities); no unusual effort is made to prepare the market or create a demand for the security that is the subject of the trade; no extraordinary commission or consideration is paid to a Person in respect of the trade; and, if a Lender is an insider of the Borrower, it has no reasonable grounds to believe that the Borrower is in default of "securities legislation" (as defined in National Instrument 14-101 Definitions)).

(ee) Disclosure Record.  (i) The Disclosure Record contains no misrepresentation (as such term is defined in Applicable Securities legislation) except as may have been corrected by subsequent disclosure, and (ii) the Disclosure Record conforms in all material respects to Applicable Securities Legislation at the time such documents were filed on SEDAR.

(ff) Disclosure Record Financial Statements.  The consolidated Financial Statements of the Borrower contained in the Disclosure Record are in material compliance with Applicable Law, and give a true and fair view of the Borrower's consolidated financial position as at the date thereof and comply with IFRS, and no material adverse change in the financial position of the Borrower and its Subsidiaries has occurred since the date thereof.

(gg) Undisclosed Liabilities.  None of the Loan Parties has any material liabilities, fixed or contingent, of the type required to be reflected as liabilities in Financial Statements prepared in accordance with IFRS, that are not reflected in the consolidated Financial Statements of the Borrower contained in the Disclosure Record or in the notes thereto.

(hh) Auditors.  The Borrower's Auditors are independent chartered professional accountants and have participant status with the Canadian Public Accountability Board as required under Applicable Securities Legislation and there has not been a reportable event (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) between the Borrower and the Borrower's Auditors since December 31, 2021.

(ii) Continuous Disclosure Obligations.  As of the Closing Date, the Borrower has in all material respects complied with all continuous disclosure obligations under Applicable Securities Legislation and the rules and regulations of the Exchange and, without limiting the generality of the foregoing, there has not occurred an adverse material change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, capital or prospects of the Borrower or the Subsidiaries (taken as a whole) which has not been publicly disclosed on a non-confidential basis; and the Borrower has not filed any confidential material change reports which remain confidential as at the Closing Date.

(jj) DeLamar Project Description.  The description of the DeLamar Project contained in Schedule A is, in all material respects, a true and complete description of the DeLamar Project and includes all mineral and other real property interests legally and beneficially owned by the Borrower which are prudent or necessary to explore and extract the metals and minerals therein, as contemplated in the Borrower's mine plan and the Model.

(kk) Ownership of Mining Leases and Mining Claims.  DeLamar holds fee title, mining leases, mining claims or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which the DeLamar Project is located, in respect of the ore bodies, metals and minerals in which it has an interest as described in the Disclosure Record and as more particularly described in Schedule A in respect of the DeLamar Project, under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit DeLamar to explore and extract the metals and minerals relating thereto as contemplated in the applicable mine plan and the Model with only such exceptions as do not materially interfere with the use made by DeLamar of the rights or interests so held; all such property, leases or claims and all property, leases or claims in respect of the DeLamar Project in which DeLamar has an interest or right have been and are being validly located and recorded in compliance with Applicable Law in all material respects and are valid and subsisting; DeLamar has all necessary surface rights, access rights and other necessary rights and interests relating to the DeLamar Project in which DeLamar has an interest as described in the Disclosure Record in respect of the DeLamar Project granting to DeLamar the right and ability to access, explore and extract for minerals, ore and metals for development purposes as contemplated in the applicable mine plan and the Model, as are appropriate in view of the rights and interests therein of DeLamar, with only such exceptions as do not materially interfere with the use made by DeLamar of the rights or interests so held; and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of DeLamar; except for Permitted Encumbrances, there are no royalty obligations or similar obligations applicable to the DeLamar Project including but not limited to the property interests comprising the DeLamar Project.

(ll) Environmental Laws. (i) No Loan Party is in material violation of or has any material liability under any Environmental Laws including laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, and any other substance controlled or regulated under Environmental Laws (collectively, "Hazardous Materials") or the creation, processing, distribution, use, management, treatment, storage, disposal, transport or handling of Hazardous Materials, or the provision of any financial assurance with respect to such Hazardous Materials; (ii) each Loan Party has all material Authorizations required under any applicable Environmental Laws and, each Loan Party is in material compliance with, and has fulfilled all current material obligations with respect to, such material Authorizations; (iii) there are no pending or, to the Loan Parties' knowledge, threatened administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non compliance or violation, investigations, audits or proceedings relating to any Environmental Laws against any Loan Party which have resulted in or could reasonably be expected to result in a Material Adverse Effect; and (iv) there are no events or circumstances that could reasonably be expected to form the basis of an order under Environmental Laws (including for clean up or remediation of Hazardous Materials), or an action, suit, claim or proceeding by any private party or Governmental Authority, against or affecting any Loan Party relating to any Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(mm) Model.  The Model has been prepared in good faith by the Borrower based upon (i) the assumptions stated therein (which assumptions are believed by the Borrower on the date of delivery of such Model, to be reasonable), and (ii) the best information available to the Borrower as of the date of delivery of such Model; as of the date of delivery of the Model, no fact, occurrence, circumstance or effect has occurred that could result in or require any adverse change to such Model that could reasonably be expected to have a Material Adverse Effect; the development of the DeLamar Project has not deviated in any adverse manner from the Model that could reasonably be expected to have a Material Adverse Effect; the intended use of proceeds of each Advance is in accordance and consistent with the Approved Budget.

(nn) Accuracy of Information.  All written information and data concerning the Loan Parties or the DeLamar Project (other than projections) that has been prepared by the Loan Parties or any of their representatives or advisors for the purposes of, or in connection with, this Agreement or any Loan Documents, and that have been made available to the Lenders by the Loan Parties, at the time such information and data (other than projections) were made available, were, to the best of each Loan Party's knowledge and belief after due inquiry, true and correct in all material respects, and, at the time such information and data were made available, did not omit to state a material fact necessary in order to make the statements contained in such information and data (other than projections) not misleading in light of the circumstances under which such statements were made.

(oo) Full Disclosure.  All information (other than projections) furnished by or on behalf of the Borrower or any other Loan Party to the Lender for purposes of, or in connection with, this Agreement or any Loan Documents, or any other transaction contemplated by this Agreement, including any information (other than projections) furnished in the future, is or will be true and accurate in all material respects on the date as of which such information is dated or certified, and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of then current circumstances; provided that projections that have been or will be made available to the Lender by the Borrower or any other Loan Party or any their representatives have been or will be prepared in good faith based upon reasonable assumptions.

7.2 Survival of Borrower Representations and Warranties

The Borrower acknowledges that the Lender is relying upon the representations and warranties contained in Section 7.1 in connection with the establishment and continuation of the Loan. Notwithstanding any investigations which may be made by the Lender, the said representations and warranties shall survive the execution and delivery of this Agreement and shall be deemed to be repeated by the Loan Parties on each date when a Compliance Certificate is to be delivered hereunder by reference to the facts and circumstances then existing (except where any of said representations and warranties are made as of a specific date).

7.3 U.S. Securities Law Representations

The Lender hereby represents and warrants to the Borrower as follows:

(a) The Lender is not a U.S. Person;

(b) the Lender is not entering into this Agreement and is not acquiring the Common Shares as the result of any directed selling efforts (as defined in Rule 902(c) of Regulation S under the U.S. Securities Act);

(c) the current structure of the Loan and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the U.S. Securities Act or any applicable state securities laws;

(d) the Lender has no intention to distribute either directly or indirectly any of the Common Shares in the United States, except in compliance with the U.S. Securities Act and any applicable state securities laws; and

(e) The Lender is not a "distributor" (as such term is defined in Regulation S) of the Common Shares.

ARTICLE 8
COVENANTS AND REPORTING REQUIREMENTS

8.1 Positive Covenants

During the term of this Agreement, the Borrower covenants and agrees with the Lender that the Borrower and each of its Subsidiaries shall:

(a) Payment.  Duly pay the Obligations due and payable by each of them at the times and places and in the manner required by the terms hereof or any other Loan Document.

(b) Inspection.  Promptly provide the Lender with all information reasonably requested by the Lender from time to time concerning the financial condition, business and Property (including the DeLamar Project) of the Loan Parties and at all times and from time to time, upon reasonable notice and during normal business hours, permit representatives of the Lender to inspect any of the Property (including the DeLamar Project) of the Loan Parties, and to examine and take extracts from their financial books, accounts and records, including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss their financial condition with their respective senior officers and (in the presence of such of their representatives as they may designate) their auditors, the reasonable expense of all of which shall be paid by the Borrower, provided that for so long as an Event of Default has occurred and is continuing, no prior notice is required and the Lender shall have access at any time.

(c) Maintain Corporate Existence and Authorizations.  They will at all times maintain their corporate existence, obtain and maintain all material Authorizations required or necessary in connection with their business, the DeLamar Project and/or all of the Collateral, observe and perform in all material respects all their obligations under all material Authorizations and to carry on and conduct their business and exploit the DeLamar Project in accordance with prudent mining industry standards in the jurisdiction where the DeLamar Project is located.  In addition, the Loan Parties shall diligently pursue all requisite Authorizations and regulatory approvals required in respect of the then current stage of the DeLamar Project.

(d) Maintain Insurance.  Maintain insurance on all the Property of the Loan Parties with financially sound and reputable insurance companies or associations including all risk property insurance and comprehensive general liability insurance (with the Lender shown as loss payee), in amounts and against risks that are determined to be appropriate by the Borrower, acting prudently, furnish to the Lender, on written request, satisfactory evidence of the insurance carried and notify the Lender of any claims they have made under the foregoing insurance policies in excess of $500,000 individually or in the aggregate.  At the Lender's request, the Borrower shall deliver certificates of insurance evidencing that the required insurance is in force, together with satisfactory additional insured or lender loss payee, as the case may be, endorsements.

(e) Preservation of Existence.  Maintain and preserve the existence, organization and status of the Loan Parties in each jurisdiction of organization and in each other jurisdiction in which they carry on a business or own assets and, make all corporate, partnership and other filings and registrations necessary in connection therewith.

(f) Maintenance of Properties.  Continue to carry on its business and maintain all of the Property of the Loan Parties consistent with past practices in a manner sufficient to operate the business as currently being conducted in accordance with standard industry practices. The Loan Parties are not prohibited from relinquishing or otherwise disposing of Property which they deem to be no longer needed in accordance with standard industry practices.

(g) Compliance with Laws.  Comply with all Anti-Corruption Laws, all Anti-Terrorism Laws, Environmental Laws and all other Applicable Laws including Applicable Securities Legislation, in all material respects and obtain and maintain all material permits necessary for the ownership of the Property of the Loan Parties and to the conduct of their business in each jurisdiction where the Loan Parties carry on business or own material Property, including but not limited to those issued or granted by Governmental Authorities.

(h) Taxes.  Duly file on a timely basis all tax returns required to be filed by them, and duly and punctually pay all business, goods and services, income, capital and/or profits taxes and other governmental charges levied or assessed against the Loan Parties or their Property except to the extent that such amounts are being contested in good faith and in respect of which reserves have been established where required in accordance with IFRS.

(i) Use of Advance.  Use the proceeds of the Advance hereunder, only for the purposes set out in Section 2.3.

(j) Security.  Ensure that the Security granted by any Loan Party to the Lender remains legal, valid, binding and enforceable, as a First Ranking Security Interest over the Collateral, in accordance with its terms (subject to Applicable Laws affecting the rights of creditors generally and rules of equity of general application).

(k) Notice of Default.  Promptly notify the Lender of any Event of Default, or any Default of which any Loan Party becomes aware.

(l) Default Under Other Funded Debt.  Promptly notify the Lender of event of default under any Contract entered into by any Loan Party with respect to Funded Debt in excess of $500,000.

(m) Notice of Material Adverse Effect.  Promptly notify the Lender on becoming aware of the occurrence of any litigation, arbitration or other proceeding against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect and from time to time provide the Lender with all reasonable information requested by the Lender concerning the status thereof.

(n) Notice of Environmental Matters.  The Borrower shall promptly, and in any event no later than five days after the Borrower obtains knowledge thereof, deliver written notice to the Agent of the occurrence of:  (i) any release or spill of a Hazardous Material to the environment (other than as expressly permitted under the Authorizations or is not required to be reported under Environmental Law or the Authorizations) which is reasonably expected to adversely affect any Loan Party, any Collateral or the DeLamar Project or (ii) any other condition, event or circumstance that results in material non-compliance or material liability of any Loan Party or the DeLamar Project with respect to any Environmental Law or Authorizations.

(o) Notice of Other Events.  The Borrower will, immediately upon obtaining knowledge thereof, notify the Lender in writing after the date of this Agreement of:

(i) any pending or threatened administrative, regulatory or judicial actions, suits, claims, liens, material demands, notices of actual or potential material non compliance or violation, or proceedings;

(ii) any notification of any challenge to the validity of, cancellation or non renewal of, or material change to, any material Authorization, relating to the Loan Parties, the DeLamar Project or any of the Collateral; and

(iii) the receipt of any notice from, or other action taken by or proposed to be taken by, any creditor (other than the Lender) of the Loan Parties which could reasonably be expected to result in a Material Adverse Effect.

(p) Accounts.  The Borrower shall provide the Lender written notice before the Borrower or any of its Subsidiaries establishes any Collateral Account in the United States that is not disclosed in Schedule 7.1(w).  The Borrower shall, within 10 Business Days of the date of such Collateral Account being established, cause the applicable bank, financial institution, securities intermediary or commodity intermediary at or which such Collateral Account is maintained to execute and deliver a Control Agreement with respect to such Collateral Account to perfect a First Ranking Security Interest in such Collateral Account and provide the Lender with the ability to assert control with respect thereto on the occurrence of an Event of Default.

(q) Continued Listing.  Take all steps and actions as may be required to maintain the listing and posting for trading of the Common Shares of the Borrower on the Exchange and to maintain its status as a "reporting issuer" (or the equivalent thereof) not in default of the requirements of applicable Securities Legislation.

(r) Maintenance of Collateral and DeLamar Project.  The Loan Parties shall maintain, preserve and protect or cause to be maintained, preserved and protected the Collateral and the DeLamar Project in accordance with prudent mining industry standards (and in the case of tangible collateral, in good condition subject to normal wear and tear).  The Loan Parties are not prohibited from relinquishing or otherwise disposing of Property which they deem to be no longer needed in accordance with standard industry practices.

(s) [REDACTED COMMERCIALLY SENSITIVE INFORMATION]

(t) Delivery of Post-Initial Advance Security, Registration and Opinions.  Deliver to the Lender:

(i) duly executed copies of the Post Initial Advance Security, duly registered; and

(ii) letters of opinion of external legal counsel addressing the matters set out in Section 6.1(a)(vi) in connection with the Post Initial Advance Security,

in each case within 60 days following the Closing Date.

(u) Title policy.  Provided that a Material Adverse Effect has occurred and is continuing, deliver to the Lender upon request a lenders title policy on the insurable real property interests included  in Schedule 5.1(d) (excepting "excluded property"), the reasonable expense of which shall be paid by the Borrower.

8.2 Reporting Requirements

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

8.3 Negative Covenants

During the term of this Agreement, the Borrower covenants and agrees with the Lender that without the prior written consent of the Lender, the Borrower and its Subsidiaries shall not:

(a) Change of Business.  Conduct any material business or operations which are not reasonably related to those conducted by them on the Effective Date.

(b) Corporate Reorganization and Joint Ventures.  Consolidate, amalgamate or merge with any other Person, enter into any joint venture, partnership, corporate reorganization or other transaction intended to effect a consolidation, amalgamation or merger or liquidate, wind up or dissolve itself, or permit any liquidation, winding up or dissolution; provided that a Loan Party may consolidate, amalgamate or merge or wind-up into another Loan Party or into the Borrower so long as the surviving entity is a Loan Party in respect of which the Lender holds a First Ranking Security Interest on all present and future Property of such Loan Party.

(c) Validity of Security.  Knowingly or permit anything to adversely affect the ranking or validity of the Security except by incurring a Permitted Encumbrance or as otherwise expressly authorized in this Agreement.

(d) Change of Name.  Change their name, without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender may, in its sole reasonable discretion, request to permit the Lender to maintain the perfection of the Security with respect to the change in name.

(e) Chief Executive Office.  Permit the location of its chief executive office to be moved to another jurisdiction without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender may, in its sole reasonable discretion, reasonably request to permit the Lender to maintain the perfection of the Security with respect to the change in location.

(f) Funded Debt.  Create, incur, assume or permit any Funded Debt to remain outstanding, other than Permitted Funded Debt.

(g) Guarantees and Financial Assistance.  Provide any Guarantee, loans or other financial assistance to any Person, other than (i) Guarantees in respect of Permitted Funded Debt; and (ii) Guarantees by a Loan Party of obligations of another Loan Party given in the ordinary course of business.

(h) Acquisitions and Investments.  Make any Acquisition or make any Investment other than Permitted Investments.

(i) Encumbrances.  Create, incur, assume or permit to exist any Encumbrance upon any of their Property, except Permitted Encumbrances or as otherwise expressly authorized in this Agreement.

(j) Asset Disposition.  Sell, lease, assign, transfer, convey or otherwise dispose of any of their Property, other than Permitted Transfers or as otherwise expressly authorized in this Agreement.

(k) Related Party Transactions.  Carry on business or enter into any transaction with any Related Party other than (i) that which has been disclosed in writing to the Lender pursuant to Schedule 7.1(y); (ii) transactions pursuant to bona fide employment or services contracts or in connection with the Borrower's omnibus equity incentive plan; and (iii) transactions that are upon fair and reasonable terms not less favourable to such Loan party than would be obtained in an Arm's Length transaction with a non-affiliated Person.

(l) Distributions.  Make any Distributions, including without limitation dividends on preferred shares, provided that the Borrower may make Permitted Distributions so long as no Default or Event of Default shall have occurred and be continuing or would result upon such Permitted Distributions (including any non-compliance with the financial covenant set forth in Section 8.4).

(m) Subordinated Obligations.  Make any payment in respect of any Subordinated Obligations (whether by way of interest, principal, fees or otherwise) including shareholder loans unless permitted by the terms of any related subordination agreement or postponement agreement with the Lender.

(n) Compliance.  In the case of each US Loan Party:  (i) Become an "investment company" or controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of the Loan for such purpose, (ii) fail to meet the minimum finding requirements of ERISA section 310, (iii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, or (iv) to occur, fail to comply with the Federal Fair Labour Standards Act or violate any law or regulation applicable to the Borrower.

(o) Negative Pledge.  Enter into, directly or indirectly, any agreement with any Person that prohibits or restricts or limits the ability of any Loan Party or any Subsidiary thereof to create, incur, pledge or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any Subsidiary of any Loan Party to pay Distributions to such Loan Party.

(p) [REDACTED COMMERCIALLY SENSITIVE INFORMATION]

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

8.4 [REDACTED COMMERCIALLY SENSITIVE INFORMATION]

8.5 Board of Directors - Lender Representation

8.5.1 So long as any Obligations of at least $10,000,000 remain outstanding or if the Lender and its Affiliates own Common Shares of the Borrower with minimum aggregate Conversion Price of $10,000,000 or a combination thereof (the "Observer Threshold"), the Lender shall be entitled to have a representative (the "Lender Representative") attend each meeting (whether in person, by teleconference or virtually) of the Board of Directors (or other similar governing body, as applicable) of the Borrower (the "Board"), and any committee, or sub-committee thereof including any advisory committee, as observer (and to participate in, but not vote at, each such meeting) convened or called at any time; provided, however, that Lender Representative may be excluded from any meeting or portion thereof if the Borrower reasonably believes such exclusion is necessary to protect attorney-client privilege of the Borrower and its Subsidiaries or if the relationship with the Lender is being discussed.  The Lender Representative shall be sent notices of meetings of the Board and such committees and copies of all other materials provided to the Board and such committees and sub-committees including material relating to financial performance review, business proposals and budgets of the Loan Parties, at the same time as such documents are sent to the Board and such committees; provided, however, that the Lender Representative may be excluded from any circulation of meeting materials and related documents in the event that the Borrower reasonably believes such exclusion is necessary to protect attorney-client privilege of the Borrower and its Subsidiaries or if the relationship with the Lender is being discussed. The Lender Representative shall also receive copies of minutes of all meetings of the Board and such committees and of all resolutions passed by the Board and such committees at the same time as the remainder of the Board or such committees receives them. During the term of this Agreement, in the event that the Lender and its Affiliates do not satisfy the Observer Threshold at a time a Lender Representative has been appointed, such Lender Representative shall not be entitled to attend any meetings or any receive any Board materials, provided that such Lender Representative will again be entitled to attend meetings and receive Board materials if the Lender and its Affiliates satisfy the Observer Threshold within 90 days of initially failing to do so, which deadline shall be extended by a further 90 days so long as the Lender and its Affiliates are making commercially reasonable efforts to satisfy the Observer Threshold. For greater certainty, if during the term of this Agreement the Lender and its Affiliates subsequently satisfy the Observer Threshold, the Lender shall be entitled to all rights set forth in this Section 8.5.1.

8.5.2 (a) If at any time the Lender and its Affiliates own, directly or indirectly, 10% or more of the outstanding Common Shares of the Borrower on a non diluted basis (the "Nominating Threshold"), then the Lender shall be entitled (but not obligated) to nominate one individual (the "Lender Nominee") for appointment or election, from time to time, to the Board for so long as such minimum ownership is maintained.  The Lender Nominee shall be appointed to the Board at the Lender's discretion, provided that the Lender shall ensure that the Lender Nominee has relevant professional experience and complies with the requirements of the Exchange and Applicable Securities Legislation.  The Lender may give written notice to the Borrower at any time and from time to time identifying the individual the Lender intends to nominate as its Lender Nominee along with such other information about Lender Nominee as the Borrower shall reasonably require.  The Lender shall give written notice to the Borrower at any time that the Lender and its Affiliates cease to own in excess of the Nominating Threshold.  The Borrower will, subject to compliance with any applicable policies or requirements of the Exchange within 10 days following receipt of written notice from the Lender identifying the individual it intends to nominate as its Lender Nominee and upon receipt of evidence that the Lender and its Affiliates satisfy the Nominating Threshold, cause the Lender Nominee to be appointed to the Board as an additional director in accordance with Applicable Law and the Borrower's Constating Documents, provided that if such notice is received by the Borrower after the date upon which the Borrower delivers a management proxy circular to its shareholders in respect of a meeting of its shareholders at which directors are to be elected but prior to the date upon which the election of directors at such meeting takes place, the Borrower will cause the individual nominated by the Lender as its Lender Nominee to the appointed to the Board within 10 days following the date of such meeting, subject to compliance with Applicable Law and the Borrower's Constating Documents.  For so long as the Lender is entitled to nominate or appoint a Lender Nominee under this Section 8.5.2, the Borrower shall include the Lender Nominee on management's form of proxy and the Borrower shall present and recommend that its shareholders elect the Lender Nominee to the Board on all proxies solicited by management, and in all proxy solicitation materials and any other meeting related materials, in respect any meeting at which directors are to be elected.  If the Lender Nominee shall be disqualified, be removed or resign or otherwise cease to be a director on the Board, the Lender will have the right to designate a further Lender Nominee to fill the vacancy so created in accordance with the terms of this Section 8.5.2.

(b) The Lender shall give written notice to the Borrower at any time that the Lender and its Affiliates cease to own in excess of the Nominating Threshold.  During the term of this Agreement, in the event that the Lender and its Affiliates do not satisfy the Nominating Threshold at a time a Lender Nominee has been appointed or elected to the Board, such Lender Nominee shall resign, provided that such Lender Nominee will only be required to resign if the Lender and its Affiliates do not satisfy the Nominating Threshold within 90 days of initially failing to do so, which deadline shall be extended by a further 90 days so long as the Lender and its Affiliates are making commercially reasonable efforts to satisfy the Nominating Threshold. For greater certainty, if during the term of this Agreement the Lender and its Affiliates subsequently satisfy the Nominating Threshold, the Lender shall be entitled to all rights set forth in this Section 8.5.2.

(c) If the Lender Nominee resigns, is removed or is unable to serve for any reason prior to the expiration of his or her term as a director, then the Lender shall be entitled to designate a replacement director to be appointed by the Board as soon as reasonably practicable and without undue delay, except where the Lender would have otherwise ceased to be entitled to appoint a director pursuant to Section 8.5.2(a).  In the event that the Lender Nominee fails to receive the requisite votes required by any majority voting standard applicable to the Borrower, any majority voting policy of the Borrower or other similar requirement, the Borrower shall, as applicable, promptly appoint the Lender Nominee to the Board or refuse the resignation of the Lender Nominee, as applicable, provided that if the foregoing would be contrary to the requirements of Applicable Laws, including Applicable Securities Legislation, or Exchange rules, the Lender shall be entitled to designate a replacement director, subject to compliance with the qualification criteria set out below, to be appointed by the Board as soon as reasonably practicable and without undue delay.

(d) Notwithstanding anything to the contrary in this Agreement, the Lender Nominee shall, at all times while serving on the Board, meet the qualification requirements to serve as a director under Applicable Laws, including Applicable Securities Legislation, and the rules of each applicable Exchange.

8.5.3 The Lender Representative and Lender Nominee shall not be entitled to receive director fees or other additional compensation unless otherwise agreed to by the Borrower (e.g., for special projects or initiatives) but shall be reimbursed for all reasonable out of pocket expenses incurred in connection with attending any such meeting including travel, subsistence and accommodation expenses.

8.5.4 The covenants and agreements in Sections 8.5.1, 8.5.2 and 8.5.3 shall survive repayment or satisfaction of the Obligations but shall immediately terminate (a) if, after the repayment or satisfaction of the Obligations, the Lender and its Affiliates do not satisfy the Observer Threshold or Nominating Threshold, as applicable, provided that the applicable rights will not terminate if the Lender, together with its Affiliates, satisfies the Observer Threshold or Nominating Threshold, as applicable, within 90 days of failing to do so, which deadline shall be extended by a further 90 days so long as the Lender and its Affiliates are making commercially reasonable efforts to satisfy the Observer Threshold or Nominating Threshold, as applicable, or (b) upon the Lender (i) making or in any way participating, directly or indirectly in any "solicitation" of votes or proxies in respect of Voting Shares of the Borrower or in any manner influencing or attempting to influence any other person or entity with respect to such "solicitation" or forming, joining or in any way participating in a proxy group with respect to the voting of any securities of the Borrower not held by the Lender or (ii) stating or announcing any intention to do any of the foregoing, except, in each case, as may be consistent with and supportive of a proxy solicitation by management in any meeting of shareholders of the Borrower or in relation to a proxy solicitation by a third party at arm's length to and not acting in concert with the Lender which makes a good faith public announcement of (A) the initiation of any change of control transaction involving the Borrower; or (B) the initiation of any business combination transaction, including amalgamation, merger and arrangement.

8.6 Pre-Emptive Rights

8.6.1 Pre-Emptive Rights

(a) If and for so long as the Lender and its Affiliates own, directly or indirectly, 10% or more of the outstanding Common Shares of the Borrower on a non diluted basis (the "Pre-Emptive Rights Threshold"), the Borrower hereby grants to the Lender the right to purchase, directly or by any of its Affiliates, from time to time upon the occurrence of any Triggering Event up to such number of Common Shares and/or Convertible Securities issuable under such Triggering Event on the same terms and conditions as those issuable to all other Persons under such Triggering Event (the "Pre-Emptive Right Securities") which will, when added to the Common Shares beneficially owned by the Lender and its Affiliates on a non-diluted basis immediately prior to the Triggering Event, result in the Lender and its Affiliates beneficially owning the same percentage of the outstanding Common Shares after giving effect to the issue of all Common Shares to be issued or issuable (pursuant to the exercise, conversion or exchange of Convertible Securities) under such Triggering Event, to a maximum number which shall not exceed of 20% or more of the issued and outstanding Common Shares on a non-diluted basis, unless any applicable approvals of the Exchanges are obtained and any related requirements are satisfied, including shareholder approval by the Borrower in accordance with Applicable Securities Legislation and the rules or policies of each applicable Exchange, if applicable. Upon written notice from the Lender that the Lender intends to acquire any Pre-Emptive Right Securities pursuant to this Section 8.6.1(a) that would result in the Lender exceeding the aforementioned 20% threshold, the Borrower shall use all commercially reasonable efforts to seek any shareholder approval required in accordance with the rules and policies of each applicable Exchange.  In the event that a Triggering Event consists of an issue of both Common Shares and Convertible Securities, the Pre-Emptive Right Securities shall be allocated to the Lender and its Affiliates between Common Shares and Convertible Securities on the same pro rata basis as are allocated to other subscribers under the Triggering Event. In connection with a Triggering Event that includes the issuance of Convertible Securities, the number of Convertible Securities to be issued and the non-diluted ownership of Common Shares of the Lender and its Affiliates as at completion of the Triggering Event and the issue of Pre-Emptive Right Securities, will be calculated assuming the conversion or exercise into Common Shares of all Convertible Securities under the Triggering Event and the Pre-Emptive Right.

(b) In respect of each exercise of the Pre-Emptive Right, the purchase price per Pre-Emptive Right Security shall be equal to the greater of the Triggering Event Price and such price as may be prescribed by any securities regulator or stock exchange having jurisdiction over the issue of the Pre-Emptive Right Securities to the Lender or its Affiliates.

(c) Except as otherwise specifically provided in this Section 8.6, each Party shall bear its own expenses incurred in connection with this Section 8.6 and in connection with all obligations required to be performed by each of them under this Section 8.6.

(d) The Parties shall, subject to their respective legal obligations and Applicable Law, consult with each other, and use reasonable efforts to agree upon the text of any written press release relating to this Section 8.6 or the transactions contemplated hereby, before issuing any such press release.

(e) The Borrower shall provide to the Lender written notice (a "Triggering Event Notice") as soon as practicable following a determination by the Borrower to effect a Triggering Event. Each Triggering Event Notice shall include the number of Pre-Emptive Right Securities which the Lender shall be entitled to purchase under the applicable Triggering Event, a calculation demonstrating how such number was determined, the Triggering Event Price and the anticipated Triggering Event Closing Date and the terms and conditions of the Pre-Emptive Right Securities, if other than Common Shares.

(f) Subject to the provisions of this Agreement, the Pre-Emptive Right shall, in each instance, be exercisable by the Lender at any time during a period of 15 Business Days following receipt of a Triggering Event Notice in accordance with Section 8.6.1(e), provided that if the Lender wishes to exercise the Pre-Emptive Right, the Lender shall deliver an irrevocable notice (an "Exercise Notice") in writing addressed to the Borrower confirming that it wishes to exercise the Pre-Emptive Right in respect of such Triggering Event, specifying the number of Pre-Emptive Right Securities that it will purchase and which of the Lender and/or its Affiliates such Pre-Emptive Right Securities are to be issued. If the Borrower does not receive an Exercise Notice in respect of a Triggering Event Notice within the applicable period set out above, the Lender shall be deemed to have not exercised the Pre-Emptive Right in respect of the Triggering Event to which such Triggering Event Notice relates and the Pre-Emptive Right shall be deemed to have expired in respect of such Triggering Event.

(g) Subject to Applicable Law and the provisions of Section 8.6.2 below, the Pre-Emptive Right Closing of the issue of the Pre-Emptive Right Securities shall occur promptly after delivery of the Exercise Notice on a date agreed by the Parties, which must be on or after  the Triggering Event Closing Date. Notwithstanding the foregoing, Borrower may complete the issue and sale of securities under a Triggering Event prior to completion of the Pre-Emptive Right.

8.6.2 Exercise of Pre-Emptive Right

(a) Each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Section 8.6, including obtaining any governmental, regulatory, stock exchange or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated by this Section 8.6, including any filings with any Governmental Authorities. The Borrower shall forthwith notify the Lender if as a condition of obtaining any applicable regulatory approvals, including securities regulatory and stock exchange approval, the purchase price must be an amount greater than the Triggering Event Price (in which event, the Lender shall be entitled to revoke its Exercise Notice in whole or in part), and shall keep the Lender informed and allow it to participate in any communications with such stock exchange regarding the exercise of the Lender's rights under this Section 8.6.

(b) The obligation of the Borrower to consummate an issuance and sale of Pre-Emptive Right Securities under this Section 8.6 is subject to the fulfilment, prior to or at the applicable closing date, of each of the following conditions, any of which may be waived by the Borrower in writing:

(i) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Section 8.6 nor shall there be any investigation or proceeding pending before any court or governmental authority seeking to prohibit the consummation of the transactions contemplated by this Section 8.6;

(ii) no Applicable Law shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Section 8.6 or makes such consummation illegal;

(iii) the closing of the issue and sale of the securities constituting the Triggering Event shall have occurred prior to, or shall occur concurrently with, the Pre-Emptive Right Closing;

(iv) the Lender and/or any of its Affiliates that are purchasing securities shall execute subscription or purchase agreements, as applicable, which in the case of a purchase of Pre-Emptive Right Securities shall be in the same form as the agreements being entered into by the other participants in such Triggering Event, which, for greater certainty and where applicable, shall include confirmation that such Lender and/or its Affiliate is an accredited investor or its equivalent under Applicable Laws or is otherwise eligible to purchase securities of the Borrower pursuant to an exemption from applicable prospectus and registration requirements; and

(v) any stock exchange upon which the Common Shares are then listed and any other securities regulator having jurisdiction and whose approval is required, shall have approved the issue and sale of such securities and their admittance to trading on such stock exchange.

(c) The obligation of the Lender and/or its Affiliates, as applicable, to consummate a purchase of Pre-Emptive Right Securities under this Section 8.6 is subject to the fulfilment, prior to or at the applicable closing date, of each of the following conditions, any of which may be waived by the Lender in writing:

(i) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Section 8.6, nor shall there be any investigation or proceeding pending before any court or governmental authority seeking to prohibit the consummation of the transactions contemplated by this Section 8.6;

(ii) no Applicable Law shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Section 8.6 or makes such consummation illegal;

(iii) the closing of the issue and sale of the securities constituting the Triggering Event shall have occurred prior to, or shall occur concurrently with, the Pre-Emptive Right Closing; and

(iv) any stock exchange upon which the Common Shares are then listed and any other securities regulator having jurisdiction and whose approval is required, shall have approved of the issue and sale of such securities and their admittance to trading on such exchange.

(d) At or prior to the closing of any issuance of securities to the Lender and/or its Affiliates under this Section 8.6:

(i) the Borrower shall deliver, or cause to be delivered, to the Lender and/or its Affiliate, the applicable securities registered in the name of or otherwise credited to such entity, in accordance with a written direction to be provided by the Lender no later than two (2) Business Days prior to the closing date of such issuance of securities;

(ii) the Lender and/or its Affiliate shall deliver or cause to be delivered to the Borrower payment of the applicable purchase price by certified cheque or wire or other electronic funds transfer; and

(iii) the Parties shall deliver any documents required to evidence the requirements set out in Section 8.6.2(b) and Section 8.6.2(c).

8.6.3 Nothing herein contained or done pursuant hereto shall obligate the Lender to purchase or pay for, or shall obligate the Borrower to issue, the Pre-Emptive Right Securities except upon the exercise by the Lender of the Pre-Emptive Right in accordance with the provisions of this Section 8.6 and compliance with all other conditions precedent to such issue and purchase contained in this Section 8.6.

8.6.4 The covenants and agreements in Sections 8.6.1, 8.6.2 and 8.6.3 shall survive repayment or satisfaction of the Obligations but shall immediately terminate if, after the repayment or satisfaction of the Obligations, the Lender and its Affiliates do not satisfy the Pre-Emptive Rights Threshold, provided that the applicable rights will not terminate if the Lender, together with its Affiliates, satisfies the Pre-Emptive Rights Threshold within 90 days of failing to do so, which deadline shall be extended by a further 90 days so long as the Lender and its Affiliates are making commercially reasonable efforts to satisfy the Pre-Emptive Rights Threshold.

ARTICLE 9
DEFAULT

9.1 Events of Default

Each of the following events shall constitute an Event of Default:

(a) Default in Payment.  Default by the Borrower to the Lender in payment of:

(i) any principal owing hereunder when due; or

(ii) any interest, fees or other amounts (other than principal) due hereunder within three Business Days after the date such payment is due, provided that such three Business Days grace period for failure to pay interest, fees or other amounts (other than principal) shall not be available more than three times in any 12-month period; or

(b) Negative and Financial Covenants.  Default under any of the covenants set forth in Sections 8.1(s), 8.3, 8.4 and 8.5, or a default under any of the covenants set forth in Section 8.2 that continues unremedied for more that 5 Business Days, provided that such 5 Business Day grace period shall not be available more than three times in any 12-month period; or

(c) Other Covenants.  Any one or more of the Loan Parties does not observe or perform any other covenant or obligation contained herein or in any other Loan Document to which it is a party in any respect (not otherwise specifically dealt with in this Section 9.1) and such breach or omission shall continue unremedied for more than 10 Business Days after the Borrower receiving written notice from the Lender of such breach or omission; or

(d) Misrepresentation.  Any Loan Party makes any representation or warranty under any of the Loan Documents to which it is a party which is, incorrect or incomplete in any material respect when made or deemed to be made and:

(i) the incorrect or incomplete representation or warranty is not capable of being remedied; or

(ii) if the matter is capable of being remedied the same shall be continued unremedied for more than 10 Business Days after the earlier of a Responsible Officer of the Borrower having actual knowledge of such default, or the Borrower receiving  written notice from the Lender of such default; or

(e) Insolvency Events.  Any one or more of the Loan Parties shall:

(i) become insolvent, or generally not pay its debts or meet its liabilities as the same become due, or suspend or threaten to suspend the conduct of its business, or admit in writing its inability to pay its debts generally, or declare any general moratorium on payment of its indebtedness or interest thereon, or propose a compromise or arrangement between it and any of its creditors;

(ii) make an assignment of its Property for the general benefit of its creditors, or make a proposal (or file a notice of its intention to do so) under any applicable insolvency or bankruptcy law, including with out limitation the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors and Arrangement Act (Canada) and the Bankruptcy Code;

(iii) institute any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding up, reorganization, administration, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any other statute, rule or regulation relating to bankruptcy, winding up, insolvency, reorganization, administration, plans of arrangement, relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors and Arrangement Act (Canada) and the Bankruptcy Code);

(iv) apply for the appointment of, or the taking of possession by, a receiver, interim receiver, administrative receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its Property; or

(v) take any overt action to approve, consent to or authorize any of the actions described in this Section 9.1(e) or in Section 9.1(f) below; or

(f) Third Party Proceedings.  If any petition shall be filed, application made or other proceeding instituted by a third party against or in respect of any one or more of the Loan Parties:

(i) seeking to adjudicate it an insolvent, or seeking a declaration that an act of bankruptcy has occurred;

(ii) seeking a receiving order against it including under the Bankruptcy and Insolvency Act (Canada);

(iii) seeking liquidation, dissolution, winding up, reorganization, administration, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, winding up, insolvency, reorganization, administration, plans of arrangement, relief or protection of debtors (including the Bankruptcy Code); or

(iv) seeking the entry of an order for relief or the appointment of a receiver, interim receiver, administrative receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its Property, and such petition, application or proceeding shall continue undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment which is not stayed has been granted (whether or not entered or subject to appeal) against the Loan Party thereunder in the interim, such grace period shall cease to apply; or

(g) Execution Attachment.  If Property of a Loan Party having a fair market value in excess of $1,000,000 shall be seized (including by way of execution, attachment, garnishment or distraint) or any Encumbrance thereon shall be enforced, or such Property shall become subject to any receivership, or any charging order or equitable execution of a court, or any writ of enforcement, writ of execution or distress warrant with respect to obligations in excess of $1,000,000 shall exist in respect of the Loan Party or such Property, or any receiver, sheriff, civil enforcement agent or other Person shall become lawfully entitled to seize or distrain upon any such property under any Applicable Laws whereunder similar remedies are provided, and in any case such seizure, execution, attachment, garnishment, distraint, receivership, charging order or equitable execution, or other seizure or right, shall continue in effect and not released or discharged for more than 30 days; or

(h) Judgments.  If one or more judgments for the payment of money in the aggregate in excess of $1,000,000 from time to time, and not substantially covered by insurance, shall be rendered by a court of competent jurisdiction against a Loan Party and such party shall not have:

(i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof; or

(ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period,

or such longer period during which execution of such judgment shall have been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal; or

(i) Validity.  If any material provision of any Loan Document shall at any time cease to be in full force and effect, be declared to be void or voidable (and the same is not forthwith effectively rectified or replaced by the applicable Loan Party) or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by any one or more of the Loan Parties, or any one or more of the Loan Parties shall deny that it has any or any further liability or obligation thereunder; or

(j) Material Adverse Effect.  The occurrence of an event or circumstance that could reasonably be expected to have a Material Adverse Effect in the opinion of the Lender; or

(k) Cross Default.  If any Loan Party shall default (subject to any applicable grace period) under the terms of any other Funded Debt in an amount in excess of $500,000 or any other Contract in respect of such Funded Debt; or

(l) Cease Trading.  If an order or ruling suspending the sale or ceasing the trading in any securities of the Borrower or prohibiting the sale of such securities has been issued by any securities regulatory authority to or against the Borrower and has not been vacated within five Business Days; or

(m) Change of Control.  If there occurs a Change of Control; or

(n) Destruction or Abandonment.  Any destruction, suspension or abandonment of the DeLamar Project or any part thereof, which destruction, suspension or abandonment causes any material reduction in the value thereof or material delay of its development.

9.2 Remedies

Upon the occurrence of an Event of Default which is continuing, all Obligations (including the Make Whole Fee or the Prepayment Fee, as applicable) shall at the option of the Lender be accelerated and become immediately due and payable (except in the case of an Event of Default referred to in Sections 9.1(e) and 9.1(f) in which case the Obligations (including the Make Whole Fee or the Prepayment Fee, as applicable) shall be automatically accelerated and immediately due and payable) and the Security shall become immediately enforceable and the Lender may take such action or proceedings as the Lender in its sole discretion deems expedient to enforce the same, all without any additional notice, presentment, demand, protest or other formality, all of which are hereby expressly waived by the Loan Parties.  In addition to the foregoing, at any time an Event of Default has occurred and is continuing, Lender may (a) appoint or direct the appointment of a receiver, receiver and manager, or similar official for the properties and assets of the Loan Parties, both to operate and to sell such properties and assets, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Lender, in connection therewith; and (b) exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law or equity.

9.3 Saving

The Lender shall not be under any obligation to the Loan Parties or any other Person to realize any Collateral or enforce the Security or any part thereof or to allow any Collateral to be sold, dealt with or otherwise disposed of.  The Lender shall not be responsible or liable to the Loan Parties or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce any Collateral or any part thereof or the failure to allow any Collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, other than any such loss or damage resulting from the gross negligence or wilful misconduct of the Lender.

9.4 Perform Obligations

If any one or more of the Loan Parties has failed to perform any of its covenants or agreements in the Loan Documents within the applicable cure period, the Lender, may, but shall be under no obligation to perform any such covenants or agreements in any manner deemed fit by the Lender without thereby waiving any rights to enforce the Loan Documents.  The reasonable expenses (including any legal costs) paid by the Lender in respect of the foregoing shall be added to and become part of the Obligations and shall be secured by the Security.

9.5 Third Parties

No Person dealing with the Lender or any agent of the Lender shall be concerned to inquire whether the Security has become enforceable, or whether the powers which the Lender are purporting to exercise have been exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the Collateral charged by such Security or any part thereof.

9.6 Remedies Cumulative

The rights and remedies of the Lender under the Loan Documents are cumulative and are in addition to, and not exclusive of or in substitution for, any rights or remedies provided by law.  Any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach.  Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lender shall be deemed not to be a waiver of any subsequent default.

9.7 Set Off or Compensation

In addition to and not in limitation of any rights now or hereafter granted under Applicable Laws, each of the Lender may at any time and from time to time after the occurrence of an Event of Default which is continuing without notice to the Loan Parties or any other Person, any notice being expressly waived by the Loan Parties, set off, combine accounts and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness at any time owing by the Lender to or for the credit of or the account of the Loan Parties, against and on account of the Obligations notwithstanding that any of them are contingent or unmatured.

9.8 Judgment Currency

If for the purposes of obtaining judgment against the Borrower in any court in any jurisdiction with respect to this Agreement, it becomes necessary for the Lender to convert into the currency of such jurisdiction (in this section called the "Judgment Currency") any amount due to the Lender by the Borrower hereunder in any currency other than the Judgment Currency, the conversion shall be made at the exchange rate selected by the Lender prevailing on the Business Day before the day on which judgment is given.  In the event that there is a change in such exchange rate prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at such exchange rate prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due by the Borrower under this section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1 Headings and Table of Contents

The headings of the Articles and Sections and the Table of Contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

10.2 Number and Gender

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing any gender include all genders.

10.3 Other Matters of Construction

The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  References in this Agreement to "Sections" or "Schedules" or shall be to the Sections or Schedules of or to this Agreement unless otherwise specifically provided. All references in this Agreement or any other Loan Document to statutes shall include all amendments of same and implementing regulations and any successor or replacement statutes and regulations; to any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms hereof and thereof; to any Person means and includes the successors and permitted assigns of such Person; to "including" shall be understood to mean "including, without limitation"; or to the time of day means the time of day on the day in question in Vancouver, British Columbia, unless otherwise expressly provided in such Loan Document.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."  A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, with respect to any Default, is cured within any period of cure expressly provided in this Agreement.  Whenever in any provision of this Agreement or any other Loan Document Lender is authorized to take or decline to take any action (including making any determination) in the exercise of its "discretion," such provision shall be understood to mean that Lender may take or refrain to take such action in its sole discretion.

10.4 Capitalized Terms

All capitalized terms used in any of the Loan Documents (other than this Agreement) which are defined in this Agreement shall have the meaning defined herein unless otherwise defined in the other document.

10.5 Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any relevant jurisdiction shall not invalidate or impair the remaining provisions hereof which shall be deemed severable from such prohibited or unenforceable provision and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Should this Agreement fail to provide for any relevant matter, the validity, legality or enforceability of this Agreement shall not hereby be affected.

10.6 Amendment, Supplement or Waiver

No amendment, supplement or waiver of any provision of the Loan Documents, nor any consent to any departure by the Loan Parties therefrom, shall in any event be effective unless it is in writing, makes express reference to the provision affected thereby and is signed by the Lender (and the Loan Parties in the case of an amendment or supplement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No waiver or act or omission of the Lender shall extend to or be taken in any manner whatsoever to affect any subsequent breach by the Loan Parties of any provision of the Loan Documents or the rights resulting therefrom.

10.7 This Agreement to Govern

In the event of any conflict between the terms of this Agreement and the terms of any other Loan Document, the provisions of this Agreement shall govern to the extent necessary to remove the conflict.  Provided however, a conflict or inconsistency shall not be deemed to occur if one Loan Document provides for a matter and another Loan Document does not.

10.8 Permitted Encumbrances

The designation of an Encumbrance as a Permitted Encumbrance is not, and shall not be deemed to be, an acknowledgment by the Lender that the Encumbrance shall have priority over the Security.

10.9 Currency

All payments made hereunder shall be made in the currency in respect of which the obligation requiring such payment arose.  Unless the context otherwise requires, all amounts expressed in this Agreement in terms of money shall refer to Dollars.

10.10 Expenses and Indemnity

10.10.1  All statements, reports, certificates, appraisals and other documents or information required to be furnished to the Lender by any Loan Party under this Agreement shall be supplied without cost to the Lender.  The Borrower shall pay on demand all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, long distance telephone and courier charges and the reasonable fees and expenses of counsel and professional advisors or consultants for the Lender), incurred in connection with: (i) the Loan and any Conversion; (ii) the preparation, execution, delivery, administration, periodic review, modification or amendment of the Loan Documents; (iii) any enforcement of the Loan Documents; (iv) obtaining advice as to its rights and responsibilities in connection with the Loan, the Loan Documents and any Conversion; (v) reviewing, inspecting and appraising the Collateral that is the subject of the Security in connection with the enforcement of its rights under the Security; and (vi) any other matters relating to the Loan and any Conversion.  Such costs and expenses shall be payable whether or not an Advance is made under this Agreement.

10.10.2 The Loan Parties agree on demand to jointly and severally indemnify the Lender against any liability, obligation, loss or expense which it may sustain or incur as a consequence of: (i) any representation or warranty made by the any one or more of the Loan Parties which was incorrect at the time it was made or deemed to have been made; (ii) a default by the Loan Parties in the payment of any sum due from it, including, but not limited to, all sums (whether in respect of principal, interest or any other amount) paid or payable to Lender of funds borrowed by the Lender in order to fund the amount of any such unpaid amount to the extent the Lender is not reimbursed pursuant to any other provisions of this Agreement; (iii) the failure of the Borrower to complete an Advance or make any payment after notice therefore has been given under this Agreement; and (iv) any other default by the Loan Parties under any Loan Document.  A certificate of the Lender as to the amount of any such loss or expense shall be conclusive evidence as to the amount thereof, in the absence of manifest error.

10.10.3 In addition, the Loan Parties agree on demand to jointly and severally indemnify the Lender and their respective directors, managers, officers, employees and representatives (the "Indemnified Parties") from and against any and all actions, proceedings, claims, losses, damages, liabilities, expenses and obligations of any kind that may be incurred by or asserted against any of them as a result of or in connection with the making of an Advance hereunder and the Lender taking, holding and enforcing the Security, other than arising from the gross negligence or willful misconduct of the Indemnified Party.  Whenever any such claim shall arise, the Indemnified Party shall promptly notify the Borrower of the claim and, when known, the facts constituting the basis for such claim, and if known, the amount or an estimate of the amount of the claim.  The failure of an Indemnified Party to give notice of a claim promptly shall not adversely affect the Indemnified Party's rights to indemnity hereunder unless such failure adversely effects the Borrower's position in respect of such claim.

10.10.4 The Agreements in this Section 10.10 shall survive the termination of this Agreement and repayment of the Obligations.

10.11 Manner of Payment and Taxes

10.11.1 All payments to be made by the Loan Parties pursuant to the Loan Documents are to be made without set off, compensation or counterclaim, free and clear of and without deduction for or on account of any Tax, including but not limited to withholding taxes, except for Taxes on the overall net income of the Lender (such taxes applicable to the overall net income of the Lender are herein referred to as "Excluded Taxes").  If any Tax, other than Excluded Taxes, is deducted or withheld from any payments under the Loan Documents the Loan Parties shall promptly remit to the Lender in the currency in which such payment was made, the equivalent of the amount of Tax so deducted or withheld together with the relevant receipt addressed to the Lender.  If the Loan Parties are prevented by operation of law or otherwise from paying, causing to be paid or remitting such Tax, the interest or other amount payable under the Loan Documents will be increased to such rates as are necessary to yield and remit to the Lender the principal sum advanced or made available together with interest at the rates specified in the Loan Documents after provision for payment of such Tax.  If following the making of any payment by the Loan Parties under this Section 10.11, a Lender is granted a credit against or refund in respect of any Tax payable by it in respect of such Taxes to which such payment by the Loan Parties relates that such Lender would not have received had the Borrower not made the payment, such Lender shall (subject to the Borrower having paid the relevant amount) to the extent that it is satisfied that it can do so without prejudice to the retention of the amount of such credit or refund, reimburse the Loan Parties such amount as such Lender shall certify to be the proportion of such credit or refund as will leave such Lender, after such reimbursement in no worse or better position than it would have been in if the relevant Taxes had not been imposed, or the relevant Taxes had not been deducted or withheld in respect of the payment by the Borrower as aforesaid.  Each Lender shall, at the Borrower's request and cost, file such documentation and do such commercially reasonable things as may be necessary to obtain such credit or refund, but each Lender shall not be obligated to disclose any information to the Borrower or any other Person concerning its income or taxes that is not otherwise publicly available.

10.11.2 If any Loan Parties make any payment under this Section 10.11 for the account of any Lender, such Lender shall take reasonable steps to minimize the net amount payable by such Loan Party under this Section 10.11, but the Lender shall not be obliged to disclose any information to the Loan Parties concerning its income or taxes that is not otherwise publicly available.

10.12 Address for Notice

Notice to be given under the Loan Documents shall, except as otherwise specifically provided, be in writing (including email) addressed to the party for whom it is intended and, unless the law deems a particular notice to be received earlier, a notice shall not be deemed received until actual receipt by the other party of an original of such notice or email thereof if sent by email.  The addresses (including email addresses) of the parties hereto for the purposes hereof shall be the addresses specified beside their respective signatures to this Agreement, or such other mailing or email addresses as each party from to time may notify the other as aforesaid.

10.13 Time of the Essence

Time shall be of the essence in this Agreement.

10.14 Further Assurances

The Borrower shall, at the request of the Lender do all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Lender, be necessary or desirable in order to fully perform and carry out the purpose and intent of the Loan Documents.

10.15 Term of Agreement

Except as otherwise provided herein, this Agreement shall remain in full force and effect until the payment and performance in full of all of the Obligations and the written termination of this Agreement.

10.16 Payments on Business Day

Whenever any payment or performance under the Loan Documents would otherwise be due on a day other than a Business Day, such payment shall be made on the following Business Day, provided that interest and fees (as applicable) shall continue to accrue and be payable until the applicable payment or performance has been completed.

10.17 Successors and Assigns

The Loan Documents shall be binding upon and inure to the benefit of the parties thereto and their successors and assigns, except that the Loan Parties shall not assign any rights or obligations with respect to this Agreement or any of the other Loan Documents without the prior written consent of the Lender in its sole discretion.  The collective rights and obligations of the Lender under this Agreement, the Security and the Loan are assignable, including by way of participation, in whole or in part to any Person that is: (i) a successor of the Lender that is a resident of Canada, (ii) an Affiliate of the Lender that is a resident of Canada, or (iii) a shareholder, limited partner or general partner of the Lender or of an Affiliate of the Lender that is a resident of Canada.  Notwithstanding the foregoing, upon the occurrence or during the continuance of an Event of Default, the Lender may assign its rights and obligations under this Agreement, the Security and the Loan to any Person without the consent of the Borrower, including, without limitation, to a Person that is resident in the United States.

10.18 Advertisement

The Loan Parties authorize and consent to the reproduction, disclosure and use by the Lender of the names of the Loan Parties and any identifying logos and the transaction(s) herein contemplated (including, without limitation, the Loan and any related transactions) to enable the Lender to publish promotional "tombstones" and other forms of notices of the Loan in any manner and in any media (including, without limitation, brochures) provided that the form of such "tombstones" and other notices shall be subject to the prior approval of the Borrower, acting reasonably.  The Borrower acknowledges and agrees that no compensation will be payable by the Lender resulting therefrom.

10.19 Interest on Arrears

Any Obligation, including interest, shall, if not paid when due, bear interest at the rate per annum equivalent to the highest rate applicable to the principal amount of the Obligations, and all such interest shall be compounded monthly until paid.

10.20 Non-Merger

The Loan Parties covenant and agree with the Lender that, in the case of any judicial or other proceeding to enforce the rights and remedies of the Lender under the Loan Documents (or any part thereof), judgment may be rendered against the Loan Parties in favour of the Lender, for any amount owing by it under the Loan Documents (or for which the Loan Parties may be liable thereunder after the application to the payment thereof of the proceeds of any sale of any of the property, assets or undertaking of the Loan Parties).

10.21 Anti-Money Laundering Legislation

The Loan Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the USA Patriot Act and other applicable anti money laundering, anti-terrorist financing, government sanction and "know your client" Applicable Laws (collectively, including any guidelines or orders thereunder, the "AML Legislation"), the Lender may be required to obtain, verify and record information regarding the Loan Parties and their Subsidiaries (or any of them), their respective directors, managers and signing officers and the transactions contemplated herein.  The Loan Parties shall promptly:

(a) provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lender, or any prospective assignee of the Lender, in order to comply with any AML Legislation, whether now or hereafter in existence; and

(b) notify the Lender of such information of any changes thereto.

The Loan Parties acknowledge and agree that the Loan are for the use by the Borrower and will be used by the Borrower only for the purposes set out herein.

10.22 Counterparts and Electronic Copies

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.  For the purposes of this Section 10.22, the delivery of an electronic copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement.

10.23 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto concerning the matters addressed in this Agreement, and cancels and supersedes any prior agreements, undertakings, declarations or representations, written or verbal, in respect thereof.

10.24 Governing Law

This Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia.  Each party to this Agreement hereby irrevocably and unconditionally attorns to the non-exclusive jurisdiction of the courts of British Columbia and all courts competent to hear appeals therefrom.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Integra Resources Corp. 1050 - 400 Burrard Street Vancouver, British Columbia V6C 3A6 Attention: George Salamis, CEO Email: [REDACTED PERSONAL INFORMATION]	INTEGRA RESOURCES CORP. Per: (signed) "George Salamis" Name: George Salamis, CEO

Integra Resources Holdings Canada Inc. 1050 - 400 Burrard Street Vancouver, British Columbia V6C 3A6 Attention: George Salamis, CEO Email: [REDACTED PERSONAL INFORMATION]	INTEGRA RESOURCES HOLDINGS CANADA INC. Per: (signed) "George Salamis" Name: George Salamis, CEO

Integra Holdings U.S. Inc. 1050 - 400 Burrard Street Vancouver, British Columbia V6C 3A6 Attention: George Salamis, CEO Email: [REDACTED PERSONAL INFORMATION]	INTEGRA HOLDINGS U.S. INC. Per: (signed) "George Salamis" Name: George Salamis, CEO

DeLamar Mining Company 1050 - 400 Burrard Street Vancouver, British Columbia V6C 3A6 Attention: George Salamis, CEO Email: [REDACTED PERSONAL INFORMATION]	DELAMAR MINING COMPANY Per: (signed) "George Salamis" Name: George Salamis, CEO

Beedie Investments Ltd. Suite 1570, 1111 West Georgia Street Vancouver, British Columbia V6E 4M3 Attention: David Bell and Jamie Macdonald Email: [REDACTED PERSONAL INFORMATION]	BEEDIE INVESTMENTS LTD. Per: (signed) "Ryan Beedie" Authorized Signatory

SCHEDULE "A"

DELAMAR PROJECT

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE "B"

COMPLIANCE CERTIFICATE

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE 5.1(d)

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE 7.1(b)

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE 7.1(d)

LOCATION OF PROPERTY AND ASSETS

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE 7.1(f)

FUNDED DEBT AND GUARANTEES

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE 7.1(g)

REQUIRED APPROVALS

Conditional approval of the TSX Venture Exchange

Authorization from the NYSE American

SCHEDULE 7.1(k)

OWNERSHIP OF ASSETS

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE 7.1(n)

INSURANCE

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE 7.1(o)

MATERIAL CONTRACTS

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE 7.1(q)

LITIGATION

Nil

SCHEDULE 7.1(t)

TAXES

Nil

SCHEDULE 7.1(w)

DEPOSIT AND OTHER COLLATERAL ACCOUNTS

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]

SCHEDULE 7.1(y)

RELATED PARTY CONTRACTS

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]